Exhibit 1

200 | Westpac GROUP

March 2019

PILLAR 3 REPORT

Incorporating the requirements of APS330
Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 report Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	6
Risk appetite and risk types	7
Controlling and managing risk	8
Group structure	14
Capital overview	16
Leverage ratio	20
Credit risk management	22
Credit risk exposures	31
Credit risk mitigation	55
Counterparty credit risk	58
Securitisation	61
Market risk	71
Liquidity risk management	75
Liquidity coverage ratio	76
Net stable funding ratio	77
Operational risk	79
Equity risk	81
Interest Rate Risk in the Banking Book	83
Appendices
Appendix I – Regulatory capital reconciliation	85
Appendix II – Entities included in regulatory consolidation	91
Appendix III – Level 3 entities’ asset and liabilities	94
Appendix IV – Regulatory expected loss	95
Appendix V – APS330 quantitative requirements	96
Glossary	99
Disclosure regarding forward-looking statements	104

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Executive summary

	31 March 2019	30 September 2018	31 March 2018
The Westpac Group at Level 2
Common equity Tier 1 (CET1) capital after deductions $m	44,680	45,239	43,639
Risk weighted assets (RWA) $m	419,819	425,384	415,744
Common equity Tier 1 capital ratio %	10.64	10.63	10.50
Additional Tier 1 capital %	2.20	2.15	2.31
Tier 1 capital ratio %	12.84	12.78	12.81
Tier 2 capital %	1.78	1.96	2.02
Total regulatory capital ratio %	14.62	14.74	14.83
APRA leverage ratio %	5.72	5.84	5.75
Level 1 common equity Tier 1 capital ratio (CET1) %	10.72	10.50	10.40

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.64% at 31 March 2019, up 1 basis point from 30 September 2018. This included First Half 2019 cash earnings of $3,296 million (79 basis points). Cash earnings for First Half 2019 were impacted by additional provisions for estimated customer refunds and payments (and associated costs) ($896 million before tax), and provisions for costs associated with the reset of the Wealth business ($190 million before tax). These provisions for customer remediation and wealth reset costs are referred to as ‘notable items’. Excluding these notable items, which reduced the CET1 ratio by 25 basis points1, organic capital growth was 27 basis points.

The 27 basis point organic capital growth included:

●      First Half 2019 cash earnings, excluding notable items (96 basis point increase);

●      The 2018 final dividend payment, net of Dividend Reinvestment Plan (DRP) share issuance (69 basis point decrease);

●      Ordinary RWA (before FX movements and regulatory measurement changes) fell slightly (7 basis point increase), mainly driven by reductions in non-credit RWA, with credit RWA slightly higher over the half; and,

●      A 7 basis point reduction from other movements, primarily driven by movements in fair value on economic hedges (3 basis point decrease) and regulatory expected loss in excess of eligible provisions (2 basis point decrease).

Other items reduced the CET1 capital ratio by 26 basis points. This was primarily driven by the impact of notable items (25 basis point decrease).

1  The impact of notable items on the CET1 ratio includes the capital deduction for the associated deferred tax assets.

Westpac Group March 2019 Pillar 3 report | 3

Pillar 3 report Executive summary

$m	31 March 2019	30 September 2018	31 March 2018
Risk weighted assets at Level 2
Credit risk	362,762	362,749	361,391
Market risk	8,338	6,723	7,406
Operational risk	38,641	39,113	30,866
Interest rate risk in the banking book	7,076	12,989	12,875
Other	3,002	3,810	3,206
Total RWA	419,819	425,384	415,744
Total Exposure at Default	1,029,817	1,021,926	1,013,355

Risk Weighted Assets

Total RWA decreased $5.6 billion or 1.3% this half:

●     Credit Risk RWA was little changed, with key movements including:

o     Adoption of AASB 9 reduced RWA $3.9 billion. Under the changes, certain defaulted loans (mostly mortgages) now carry higher accounting impairment provisions and therefore RWA is reduced.

o     Regulatory modelling updates for corporate and bank exposures reduced RWA by $1.0 billion.

These were offset by:

o     Portfolio growth, which increased RWA by $0.9 billion.

o     Changes to the credit quality of the portfolio, which increased RWA by $1.4 billion.

o     Foreign currency translation impacts which increased RWA by $2.1 billion from the appreciation of the NZ$.

o     An increase in mark-to-market related credit risk RWA of $0.5 billion.

●     Non-credit RWA decreased $5.6 billion or 8.9%. The main driver was a $5.9 billion reduction in interest rate risk in the banking book driven by lower interest rate risk exposure and an increase in the embedded gain.

Additional Tier 1 and Tier 2 capital movement for First Half 2019

During the half, Westpac:

●     Issued $1.42 billion of Additional Tier 1 capital (Westpac Capital Notes 6), of which approximately $0.72 billion comprised reinvestment by the holders of Westpac Capital Notes (net 17 basis points increase).

●     Redeemed $0.66 billion of Additional Tier 1 capital (residual Westpac Capital Notes) (16 basis points decrease).

●     Redeemed $1.0 billion of Tier 2 capital instruments (24 basis points decrease).

Exposure at Default

Over the half, exposure at default (EAD) increased $7.9 billion (up 0.8%), primarily due to growth in corporate exposures of $6.6 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure1. At 31 March 2019, Westpac’s leverage ratio was 5.72%, down 12 basis points since 30 September 2018.

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets (HQLA), as defined in APS210 Liquidity, to withstand 30 days under a regulatory-defined acute stress scenario. Westpac’s LCR as at 31 March 2019 was 138% (30 September 2018: 133%) and the average LCR for the quarter ending 31 March 2019 was 134%2.

1  As defined under Attachment D of APS110: Capital Adequacy

2  Calculated as a simple average of the daily observations over the 31 March 2019 quarter.

4 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Executive summary

Net Stable Funding Ratio (NSFR)

The Group is required to maintain a NSFR, designed to encourage longer-term funding resilience, of at least 100%. Westpac had a NSFR of 113% at 31 March 2019 (30 September 2018: 114%). The ratio has remained relatively stable since 30 September 2018 as an increase in loans was funded by an increase in wholesale funding.

AASB 9 Financial Instruments1

Westpac adopted AASB 9 on 1 October 2018. While the adoption of AASB 9 had an immaterial impact on Westpac’s capital ratios (2 basis point increase) it had an impact on the components of the capital ratios with CET1 capital down $0.3 billion, and RWA down $3.9 billion.

Change in loan impairment provisions

The following table summarises the AASB 9 transition impact on loan impairment provisions:

1 October 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	328	750	NA	750
for defaulted but not impaired loans	NA	522	522	NA	522
for Stage 2	NA	1,392	1,392	NA	1,392
Total Specific Provisions[2]	422	2,242	2,664	NA	2,664
General Reserve for Credit Loss[2]	NA	1,380	1,380	NA	1,380
Total provisions for impairment charges	422	3,622	4,044	NA	4,044

30 September 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	231	653	NA	653
for defaulted but not impaired loans	NA	205	205	NA	205
Total Specific Provisions	422	436	858	NA	858
General Reserve for Credit Loss	NA	2,195	2,195	356	2,551
Total provisions for impairment charges	422	2,631	3,053	356	3,409

Summary of changes in other Pillar 3 disclosures

The following table summarises the AASB 9 transition impact on key Pillar 3 metrics:

	Credit Risk Weighted		Regulatory Expected		Expected Loss for		Specific Provisions
	Assets		Loss		non-defaulted assets		for Impaired Loans
$m	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18	30-Sep-18	1-Oct-18
Corporate	69,584	69,464	552	562	471	471	54	56
Business lending	35,417	35,187	657	676	442	442	173	177
Sovereign	1,644	1,644	2	2	2	2	-	-
Bank	6,606	6,606	8	8	8	8	-	-
Residential mortgages	132,734	129,633	1,272	1,540	1,048	1,048	103	118
Australian credit cards	6,313	6,296	358	359	304	304	50	51
Other retail	13,777	13,628	604	623	465	465	137	157
Small business	16,329	16,015	453	483	339	339	77	127
Specialised Lending	57,043	57,043	836	836	588	588	47	52
Securitisation	5,918	5,918	-	-	-	-	-	-
Standardised	17,384	17,384	-	-	-	-	12	12
Total	362,749	358,818	4,742	5,089	3,667	3,667	653	750

1  Refer to the Westpac 2019 Interim Results for further details on AASB 9.

2  Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

Westpac Group March 2019 Pillar 3 report | 5

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 31 March 2019.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●      Capital instruments under Attachment B of APS330; and

●      The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

●      A new capital instrument is issued that will form part of regulatory capital; or

●      A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

6 | Westpac Group March 2019 Pillar 3 report

Pillar 3 Report Risk appetite and risk types

The Westpac Group’s vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow.

The Westpac Group’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes to result in material impacts on our customers, our staff, our reputation, our regulatory relationships and our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios.

The Westpac Group distinguishes between different types of risk and takes an integrated approach toward identifying, assessing and managing all risks including through the annual review of the Westpac Group Risk Management Strategy, Westpac Group Risk Appetite Statement and the establishment of additional controls through supporting frameworks and policies.

Overview of key risk types

●      credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to the Group;

●      liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they become due;

●      market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

●      operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic risk;

●      conduct risk - the risk that the provision of our services and products results in unsuitable or unfair outcomes for our stakeholders or undermines market integrity;

●      compliance risk - the risk of legal or regulatory sanction, financial or reputational loss, arising from our failure to abide by the compliance obligations required of us;

●      business risk - the risks arising from our strategic objectives and business plans;

●      sustainability risk - the risk of reputational or financial loss due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

●      equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

●      insurance risk - the risk in our licensed regulated insurance entities of claims costs being greater than expected, due to a failure in product design, underwriting, reinsurance arrangements or an increase in severity and frequency of insured events;

●      related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in the Westpac Group; and

●      reputation risk - the risk of the loss of reputation, stakeholder confidence, or public trust and standing.

Westpac Group March 2019 Pillar 3 report | 7

Pillar 3 report Controlling and managing risk

We have adopted a Three Lines of Defence approach to risk management which reflects our culture of ‘risk is everyone’s business’ in which all employees are responsible for identifying, assessing and managing risk and operating within the Group’s desired risk profile. Effective risk management enables us to:

●     accurately measure our risk profile and balance risk and reward within our risk appetite, optimising financial growth opportunities and mitigating potential loss or damage;

●     protect Westpac Group’s depositors, policyholders and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums;

●     deliver suitable, fair and clear outcomes for our customers that support market integrity;

●     embed adequate controls to guard against excessive risk or undue risk concentration; and

●     meet our regulatory and compliance obligations.

The Board is responsible for approving the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement and for monitoring the effectiveness of risk management by the Westpac Group.

The Board has delegated to the Board Risk & Compliance Committee responsibility to review and recommend the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval; set risk appetite consistent with the Westpac Group Risk Appetite Statement; approve frameworks, policies and processes for managing risk (consistent with the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement); and review and, where appropriate, approve risks beyond the approval discretion provided to management.

Risk management governance structure

Board	● approves our overall Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement; and ● makes annual declaration to APRA on risk management.
Board Risk & Compliance Committee (BRCC)

●     reviews and recommends the Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval;

●     reviews and monitors the risk profile and controls of the Group consistent with the Westpac Group Risk Appetite Statement;

●     reviews and approves the frameworks, policies and processes for managing risk;

●     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Risk Officer (CRO) and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

●     monitors the alignment of the Westpac Group’s risk profile and controls with risk appetite, and oversees the identification, management and reporting of our risks inherent in the Westpac Group’s operations;

●     monitors changes anticipated for the economic and business environment including consideration of emerging risks and other factors considered relevant to our risk profile and risk appetite;

●     assists the Board to make its annual declaration to APRA on risk management under APRA prudential standard CPS220 Risk Management;

●     reviews and where appropriate approves risks beyond the approval discretion provided to management; and

●     assists the Board to oversee compliance management within the Group.

From the perspective of specific types of risk, the Board Risk & Compliance  Committee’s role includes:

●     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

●     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy, recovery and resolution plans and monitoring the liquidity position and requirements;

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

●     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk limits and Net Interest Income at Risk limits and monitoring the market risk profile;

●     operational risk – approving key policies supporting both the Operational Risk Management Framework and the Financial Crime Risk Management Framework, and monitoring the performance of operational and financial crime risk management and controls;

●     conduct risk – reviewing and approving the Westpac Group Conduct Framework and reviewing and monitoring the performance of conduct risk management and controls;

●     reputation risk – reviewing and approving the Reputation Risk Management Framework, and reviewing and monitoring the performance of reputation risk management and controls; and

●     compliance risk – reviewing and approving the Westpac Group Compliance Management Framework and reviewing compliance processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues and reviewing complaints and whistleblower concerns.

The Board Risk & Compliance Committee also:

●     oversees and approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of Westpac Group stress testing, sets the target capital ranges for regulatory capital and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

●     provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee;

●     reviews and approves other risk management frameworks[1] and the monitoring of performance under those frameworks (as appropriate);

●     forms a view on Westpac Group’s risk culture and oversees the identification of, and steps taken to address, any desirable changes to risk culture and periodically reports to the Board;

●     refers to the Board or any other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for the Board or the respective Board Committees; and

●     in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac Group’s US operations.

Board Committees with a Risk Focus

Board Audit Committee  (BAC)

●     oversees the integrity of financial statements and financial reporting systems and matters relating to taxation risks.

Board Remuneration Committee (BRC)

●     oversees remuneration policies and practices of the Westpac Group, in the context that these policies and practices reflect Westpac’s risk management framework, including making recommendations to the Board for the reduction or lapsing of incentive based equity grants to relevant employees as a result of risk or compliance failures.

Board Technology Committee (BTC)

●      oversees the implementation of the Westpac Group’s technology strategy, including risks associated with major technology programs.

[1]   Additional frameworks include the Sustainability Risk Management Framework, Equity Risk Management Framework, Related Entity Risk Management Framework, Financial Crime Risk Management Framework, and Insurance Risk Management Framework.

Westpac Group March 2019 Pillar 3 report | 9

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Executive Team

Westpac Executive Team (ET)

●     executes the Board-approved strategy;

●     delivers the Westpac Group’s various strategic and performance goals within the approved risk appetite; and

●     monitors key risks within each business unit, capital adequacy and the Westpac Group’s reputation.

Executive risk committees

Westpac Group Executive Risk Committee (RISKCO)

●     leads the management and oversight of material risks across the Westpac Group within the context of the risk appetite approved by the Board;

●     oversees the embedding of the Risk Management Strategy in the Group’s approach to risk governance;

●     oversees risk-related management frameworks and key supporting policies;

●     oversees the Group’s material risks;

●     oversees reputation risk and sustainability risk management frameworks, compliance and conduct management frameworks and key supporting policies; and

●     identifies emerging credit, operational, compliance and market risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

Westpac Group Asset & Liability Committee (ALCO)

●     leads the optimisation of funding and liquidity risk-reward across the Group;

●     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

●     oversees the Liquidity Risk Management Framework and key policies;

●     oversees the funding and liquidity risk profile and balance sheet risk profile; and

●     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

●     leads the optimisation of credit risk-reward across the Group;

●     reviews and oversees the Credit Risk Management Framework and key supporting policies;

●     oversees Westpac’s credit risk profile; and

●     identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate.

Westpac Group Market Risk Committee (MARCO)

●     leads the optimisation of market risk, equity risk and insurance risk across the Group;

●     reviews and oversees the Market Risk, Equity Risk and Insurance Risk Management Frameworks and key market risk management policies;

●     reviews policies and limits for managing traded and non-traded market risk; and

●     reviews and oversees the market risk, equity risk and insurance risk profile.

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Operational Risk and Financial Crime Committee (OFCO)

●     leads the optimisation of operational risk across the Group;

●     reviews and oversees the Operational Risk and Financial Crime Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s operational risk and financial crime risk profile; and

●     identifies emerging operational and financial crime risks, and appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

●     provides assurance that the remuneration arrangements across the Group are considered from a Human Resources, Risk, Finance, Legal and Compliance perspective in line with external requirements;

●     reviews and makes recommendations to the CEO for recommendation to the BRC on the Westpac Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the Risk Management Framework;

●     reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group Fit and Proper Policy), risk and financial control employees, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

●     reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

Risk and Compliance functions

Risk Function

●     assists the Board, Board Committees and senior management to establish, maintain and review the Risk Management Strategy, supporting risk management frameworks and policies and risk appetite;

●     documents and monitors risk appetite across all risk types and classes (including financial crime), risk limits and authorities;

●     notifies the Board or Board Committees of any significant breach, or material deviation from the Risk Management Strategy, supporting risk management frameworks and policies or risk appetite;

●     monitors and provides advice on risk policies, procedures, incidents and issues including emerging risk issues;

●     monitors and provides assurance including testing risk controls as the 2nd Line of Defence;

●     monitors and maintains the required resources and capabilities (including Risk systems and Risk data) to support the Risk Management Strategy; and

●     oversees the management of credit risk and making credit decisions in accordance with delegations from the Board.

Compliance Function

●     assists the Board, Board Committees and senior management to establish, maintain and review the Compliance Management Framework;

●     designs, implements and monitors key compliance processes and policies in support of the Compliance Management Framework;

Westpac Group March 2019 Pillar 3 report | 11

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

●     provides independent advice on compliance matters;

●     develop and deliver compliance training to relevant employees as required;

●     reports on the performance of the Compliance Management Framework; and

●     maintains resources with the skills and tools required to fulfil their compliance responsibilities and supports the strategy.

Independent internal review	Group Audit ● reviews the adequacy and effectiveness of management controls over risk.
Divisional business units

Business Units

●     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and

●     establish and maintain appropriate risk management and compliance controls, resources and self-assessment processes.

12 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assessment

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assessment processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Risk and compliance advisory, control assurance, and monitoring functions which establish frameworks, policies, limits, and processes for the management, monitoring, and reporting of risk. The 2nd Line evaluates and provides assurance over the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and monitors the 1st Line’s progress toward remediation of identified deficiencies. The 2nd Line can also approve certain risks outside the authorities granted to the 1st Line.

The 3rd Line of Defence – Independent assurance

Group Audit is an independent assurance function that evaluates and opines on the adequacy and effectiveness of both 1st and 2nd Line risk management approaches and tracks remediation progress, with the aim of providing the Board, and senior executives, with comfort that the Group’s governance, risk management and internal controls are operating effectively.

Our overall risk management approach is summarised in the following diagram:

Westpac Group March 2019 Pillar 3 report | 13

Pillar 3 report Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●     insurance;

●     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●     non-financial (commercial) operations; or

●     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1 APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2] Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3] Refer to Note 35 of Westpac’s 2018 Annual Report for further details.

14 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Group Structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from its review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework (Internal Models Based Approach) (BS2B). The changes to WNZL’s conditions of registration came into effect on 31 December 2017 and increase the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also undertaken to the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios.

[1]  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Westpac Group March 2019 Pillar 3 report | 15

Pillar 3 report Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	31 March	30 September	31 March
$m	2019	2018	2018

Common equity Tier 1 capital
Paid up ordinary capital	36,351	36,054	35,168
Treasury shares	(571)	(507)	(506)
Equity based remuneration	1,527	1,441	1,414
Foreign currency translation reserve	(331)	(379)	(522)
Accumulated other comprehensive income	15	(11)	(14)
Non-controlling interests - other	54	55	50
Retained earnings	26,949	27,883	27,122
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,289)	(1,218)	(1,238)
Deferred fees	234	258	254
Total common equity Tier 1 capital	62,939	63,576	61,728
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,665)	(8,644)	(8,656)
Deferred tax assets	(1,710)	(1,169)	(1,116)
Goodwill in life and general insurance, funds management and securitisation entities	(941)	(942)	(1,032)
Capitalised expenditure	(1,778)	(1,838)	(1,867)
Capitalised software	(1,881)	(1,792)	(1,628)
Investments in subsidiaries not consolidated for regulatory purposes	(1,522)	(1,567)	(1,532)
Regulatory expected loss in excess of eligible provisions[1]	(1,148)	(1,312)	(1,192)
General reserve for credit losses adjustment	-	(356)	(339)
Defined benefit superannuation fund surplus	(66)	(78)	-
Equity investments	(482)	(570)	(680)
Regulatory adjustments to fair value positions	(65)	(68)	(46)
Other Tier 1 deductions	(1)	(1)	(1)
Total deductions from common equity Tier 1 capital	(18,259)	(18,337)	(18,089)
Total common equity Tier 1 capital after deductions	44,680	45,239	43,639
Additional Tier 1 capital
Basel III complying instruments	9,216	9,144	9,041
Basel III transitional instruments	-	-	566
Total Additional Tier 1 capital	9,216	9,144	9,607
Net Tier 1 regulatory capital	53,896	54,383	53,246

Tier 2 capital
Basel III complying instruments	7,143	8,025	8,102
Basel III transitional instruments	495	486	473
Eligible general reserve for credit loss	66	54	55
Basel III transitional adjustment	-	-	-
Total Tier 2 capital	7,704	8,565	8,630
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(103)	(93)	(83)
Total deductions from Tier 2 capital	(243)	(233)	(223)
Net Tier 2 regulatory capital	7,461	8,332	8,407
Total regulatory capital	61,357	62,715	61,653

1 An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

16 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●      the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

●     consideration of both economic and regulatory capital requirements;

●      a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

●     consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

In light of APRA’s announcement on ‘unquestionably strong’ capital benchmarks on 19 July 2017, Westpac will seek to operate with a CET1 capital ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

●          current regulatory capital minimums and the capital conservation buffer (“CCB”), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)1;

●     stress testing to calibrate an appropriate buffer against a downturn; and

●     quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Westpac will revise its target capital level once APRA finalises its review of the capital adequacy framework.

Westpac’s capital adequacy ratios

%	31 March 2019	30 September 2018	31 March 2018
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.6	10.6	10.5
Additional Tier 1 capital	2.2	2.2	2.3
Tier 1 capital ratio	12.8	12.8	12.8
Tier 2 capital	1.8	1.9	2.0
Total regulatory capital ratio	14.6	14.7	14.8

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.7	10.5	10.4
Additional Tier 1 capital	2.3	2.3	2.4
Tier 1 capital ratio	13.0	12.8	12.8
Tier 2 capital	1.8	2.0	2.1
Total regulatory capital ratio	14.8	14.8	14.9

Westpac New Zealand Limited’s capital adequacy ratios

%	31 March 2019	30 September 2018	31 March 2018
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.7	11.7	11.8
Additional Tier 1 capital	2.8	2.8	2.8
Tier 1 capital ratio	14.5	14.5	14.6
Tier 2 capital	2.0	2.1	2.0
Total regulatory capital ratio	16.5	16.6	16.6

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI.
Westpac Group March 2019 Pillar 3 report | 17

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2019	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	73,551	1,737	75,288	6,023
Business lending	35,294	982	36,276	2,902
Sovereign	1,653	1,042	2,695	216
Bank	7,066	31	7,097	568
Residential mortgages	132,133	5,273	137,406	10,992
Australian credit cards	5,910	-	5,910	473
Other retail	13,082	944	14,026	1,122
Small business	16,092	-	16,092	1,287
Specialised lending	54,833	446	55,279	4,422
Securitisation	5,583	-	5,583	447
Mark-to-market related credit risk[3]	-	7,110	7,110	569
Total	345,197	17,565	362,762	29,021
Market risk			8,338	667
Operational risk			38,641	3,091
Interest rate risk in the banking book			7,076	566
Other assets[4]			3,002	240
Total			419,819	33,585

30 September 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	69,584	1,807	71,391	5,711
Business lending	35,417	1,052	36,469	2,918
Sovereign	1,644	962	2,606	208
Bank	6,606	57	6,663	533
Residential mortgages	132,734	5,460	138,194	11,056
Australian credit cards	6,313	-	6,313	505
Other retail	13,777	993	14,770	1,182
Small business	16,329	-	16,329	1,306
Specialised lending	57,043	447	57,490	4,599
Securitisation	5,918	-	5,918	473
Mark-to-market related credit risk[3]	-	6,606	6,606	528
Total	345,365	17,384	362,749	29,019
Market risk			6,723	538
Operational risk			39,113	3,129
Interest rate risk in the banking book			12,989	1,039
Other assets[4]			3,810	305
Total			425,384	34,030

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

18 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Capital overview

31 March 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,590	1,861	73,451	5,876
Business lending	34,872	996	35,868	2,869
Sovereign	1,536	841	2,377	190
Bank	6,253	46	6,299	504
Residential mortgages	129,748	5,470	135,218	10,817
Australian credit cards	6,553	-	6,553	524
Other retail	14,056	1,013	15,069	1,205
Small business	16,017	-	16,017	1,281
Specialised lending	57,239	412	57,651	4,612
Securitisation	5,869	-	5,869	470
Mark-to-market related credit risk[3]	-	7,019	7,019	562
Total	343,733	17,658	361,391	28,911
Market risk			7,406	592
Operational risk			30,866	2,469
Interest rate risk in the banking book			12,875	1,030
Other assets[4]			3,206	256
Total			415,744	33,258

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group March 2019 Pillar 3 report | 19

Pillar 3 report Leverage ratio

Leverage ratio

The following table summarises Westpac’s leverage ratio at 31 March 2019. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	31 March 2019	31-December 2018	30 September 2018	30 June 2018
Tier 1 Capital	53.9	53.6	54.4	52.6
Total Exposures	942.4	936.0	931.1	935.1
Leverage ratio	5.7%	5.7%	5.8%	5.6%

Leverage ratio disclosure

$m		31 March 2019
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	855,300
2	(Asset amounts deducted in determining Tier 1 capital)	(18,258)
3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	837,042

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	9,325
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	16,758
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	-
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(862)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	4,577
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(4,488)
11	Total derivative exposures (sum of rows 4 to 10)	25,310
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	5,106
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	32
15	Agent transaction exposures	-
16	Total SFT exposures (sum of rows 12 to 15)	5,138
Other off-balance sheet exposures
17	Off-balance sheet exposure at gross notional amount	200,884
18	(Adjustments for conversion to credit equivalent amounts)	(126,012)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	74,872
Capital and total exposures
20	Tier 1 Capital	53,896
21	Total exposures (sum of rows 3, 11, 16 and 19)	942,362

Leverage ratio %
22	Leverage ratio	5.7%

20 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Leverage ratio

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		31 March 2019
1	Total consolidated assets as per published financial statements	891,062
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(8,891)

3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-

4	Adjustments for derivative financial instruments	3,545
5	Adjustment for SFTs (i.e. repos and similar secured lending)	32
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	74,872

7	Other adjustments	(18,258)
8	Leverage ratio exposure	942,362

Westpac Group March 2019 Pillar 3 report | 21

Pillar 3 report Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Line business management is responsible for managing credit risks accepted in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

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Pillar 3 report Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating

A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, Exposure At Default (EAD) and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Westpac Group March 2019 Pillar 3 report | 23

Pillar 3 report Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.

Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.

Residential Mortgage		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio is not eligible for Qualifying Revolving Retail treatment and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending exposures under $1 million where complex products are not utilised by the customer.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

[1] Includes all NZ agribusiness loans, regardless of turnover.
[2] Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

24 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures

Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios
	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

●     Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

●     Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;

●     An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

●     Authorised credit officers’ decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing similar risk characteristics that have historically predicted that an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac calculates economic capital for all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is calculated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

Westpac Group March 2019 Pillar 3 report | 25

Pillar 3 report Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

●     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

●     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

●     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and supported by the Credit Risk Estimates Committee (a sub-committee of CREDCO) for approval by General Manager, Risk Analytics and Insights;

●     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

●     CREDCO, RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It also reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

26 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2019	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	135,502	73,551	561	468	176	79	(3)
Business lending	54,299	35,294	642	424	279	161	23
Sovereign	79,572	1,653	2	1	-	-	-
Bank	25,471	7,066	8	8	-	-	-
Residential mortgages	558,161	132,133	1,649	1,106	391	126	52
Australian credit cards	18,850	5,910	363	292	101	63	150
Other retail	16,583	13,082	640	459	297	173	162
Small business	33,280	16,092	497	345	374	148	33
Specialised Lending	64,781	54,833	798	562	118	44	10
Securitisation	25,929	5,583	-	-	-	-	-
Standardised[2]	17,389	17,565	-	-	13	6	1
Total	1,029,817	362,762	5,160	3,665	1,749	800	428

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	128,819	69,584	552	471	112	54	22
Business lending	53,853	35,417	657	442	294	173	99
Sovereign	79,030	1,644	2	2	-	-	-
Bank	23,648	6,606	8	8	-	-	-
Residential mortgages	553,358	132,734	1,272	1,048	309	103	89
Australian credit cards	19,639	6,313	358	304	87	50	273
Other retail	17,114	13,777	604	465	284	137	332
Small business	33,221	16,329	453	339	165	77	112
Specialised Lending	67,430	57,043	836	588	141	47	20
Securitisation	27,648	5,918	-	-	-	-	-
Standardised[2]	18,166	17,384	-	-	24	12	1
Total	1,021,926	362,749	4,742	3,667	1,416	653	948

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,865	71,590	585	455	164	94	-
Business lending	53,750	34,872	623	415	317	176	26
Sovereign	76,316	1,536	1	1	-	-	-
Bank	23,866	6,253	8	8	-	-	-
Residential mortgages	547,681	129,748	1,206	998	310	98	47
Australian credit cards	19,640	6,553	371	319	95	47	134
Other retail	17,695	14,056	607	472	290	135	173
Small business	32,904	16,017	443	329	169	77	52
Specialised Lending	66,993	57,239	855	609	167	60	1
Securitisation	26,562	5,869	-	-	-	-	-
Standardised[2]	18,083	17,658	-	-	23	12	1
Total	1,013,355	361,391	4,699	3,606	1,535	699	434

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[2] Includes mark-to-market related credit risk.

Westpac Group March 2019 Pillar 3 report | 27

Pillar 3 report Credit risk management

Loan impairment provisions

Westpac adopted AASB 9 from 1 October 2018.

Expected credit losses (ECL) are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three stage approach:

●                Stage 1: 12 months ECL (performing) - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised.

●                Stage 2: Lifetime ECL (performing) - For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing, a provision for lifetime ECL is recognised.

Determining when a financial asset has experienced a significant increase in credit risk is primarily based on changes in internal customer risk grades since origination of the facility. A change in an internal customer risk grade is based on both quantitative and qualitative factors. The number of changes in the internal customer risk grade that Westpac uses to represent a significant increase in credit risk is determined on a sliding scale where the number of changes will typically be higher for an exposure with a lower credit risk grade compared to an exposure with a higher credit risk grade.

●                Stage 3: Lifetime ECL (non-performing) - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties or observable economic conditions that correlate to defaults on a group of loans.

Collective and individual assessment - Financial assets that are in stages 1 and 2 are assessed on a collective basis as are financial assets in stage 3 below specified thresholds. Those financial assets in stage 3 above the specified thresholds are assessed on an individual basis.

Expected life – Expected credit losses are determined as a lifetime ECL in stages 2 and 3.

In considering the lifetime timeframe, the remaining contractual life is used (adjusted where appropriate for prepayments, extensions and other options). For certain revolving credit facilities which include both a drawn and an undrawn component (e.g. credit cards and revolving lines of credit), Westpac’s contractual ability to demand repayment and cancel the undrawn commitment does not limit our exposure to credit losses up to the contractual notice period. For these facilities, the lifetime timeframe is based on historical behaviour.

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. Westpac considers three future macroeconomic scenarios including a base case scenario along with upside and downside scenarios.

The macroeconomic variables used in these scenarios, which are based on current economic forecasts, include (but are not limited to) unemployment rates, real gross domestic product growth rates and residential and commercial property price indices.

The macroeconomic scenarios are weighted based on Westpac’s best estimate of the relative likelihood of each scenario. The weighting applied to each of the three forward looking macroeconomic scenarios takes into account historical frequency, current trends, and forward looking conditions.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAPs) raised under AAS are either classified into specific provisions or a GRCL.

28 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk management

Expected credit loss provision

31 March 2019	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	433	367	800	NA	800
for defaulted but not impaired loans	NA	558	558	NA	558
For Stage 2	NA	1,264	1,264	NA	1,264
Total Specific Provision[1]	433	2,189	2,622	NA	2,622
General Reserve for Credit Loss[1]	NA	1,375	1,375	NA	1,375
Total provisions for ECL	433	3,564	3,997	NA	3,997

30 September 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	231	653	NA	653
for defaulted but not impaired loans	NA	205	205	NA	205
Total Specific Provision	422	436	858	NA	858
General Reserve for Credit Loss	NA	2,195	2,195	356	2,551
Total provisions for impairment charges	422	2,631	3,053	356	3,409

31 March 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	471	228	699	NA	699
for defaulted but not impaired loans	NA	190	190	NA	190
Total Specific Provision	471	418	889	NA	889
General Reserve for Credit Loss	NA	2,276	2,276	339	2,615
Total provisions for impairment charges	471	2,694	3,165	339	3,504

[1] Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

Westpac Group March 2019 Pillar 3 report | 29

Pillar 3 report Credit risk management

Movement in provisions for impairment

Following Westpac’s adoption of AASB9 on 1 October 2018, the presentation of movement in provisions for impairments has been revised. Prior periods are shown on the basis used in previous Pillar 3 reports.

			Non-performing		Collectively	Individually
	Performing		CAP	IAP	Assessed	Assessed
$m	Stage 1	Stage 2	Stage 3		Provision	Provision	Total
Provision for impairment charges as at 30 September 2018					2,631	422	3,053
Restatement for adoption of AASB 9	877	1,884	850	422	(2,631)	(422)	980
Restated provision for ECL as at 1 October 2018	877	1,884	850	422	-	-	4,033
Net changes in provisions	34	(182)	457	94			403
Write-offs	-	-	(418)	(81)			(499)
Exchange rate and other adjustments	5	9	36	(2)			48
Total provision for ECL on loans and credit commitments as at 31 March 2019	916	1,711	925	433			3,985
Provision for ECL on debt securities at amortised cost	10						10
Provision for ECL on debt securities at FVOCI[1]	2						2
Total provision for ECL as at 31 March 2019	928	1,711	925	433			3,997

	For the	For the
	6 months	6 months
	ended	ended
	30 September	31 March
$m	2018	2018
Individually assessed provisions
Balance at beginning of the period	471	480
Provisions raised	198	173
Write-backs	(83)	(67)
Write-offs	(165)	(104)
Interest adjustment	(4)	(7)
Exchange rate and other adjustments	5	(4)
Closing balance	422	471

Collectively assessed provisions
Balance at beginning of the period	2,694	2,639
Provisions raised	281	387
Write-offs	(428)	(430)
Interest adjustment	90	89
Exchange rate and other adjustments	(6)	9
Closing balance	2,631	2,694

Total provisions for impairment losses on loans and credit commitments	3,053	3,165
General reserve for credit losses adjustment	356	339
Total provisions plus general reserve for credit losses	3,409	3,504

[1]     Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

30 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2019	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[1]
Corporate	66,944	57,852	10,706	135,502	133,079
Business lending	41,345	12,954	-	54,299	54,272
Sovereign	75,685	1,487	2,400	79,572	78,014
Bank	16,034	2,184	7,253	25,471	24,458
Residential mortgages	482,670	75,491	-	558,161	555,897
Australian credit cards	9,575	9,275	-	18,850	19,401
Other retail	13,145	3,438	-	16,583	16,938
Small business	26,246	7,034	-	33,280	33,279
Specialised lending	52,780	10,918	1,083	64,781	66,132
Securitisation[2]	20,767	4,997	165	25,929	26,824
Standardised	13,641	1,195	2,553	17,389	17,839
Total	818,832	186,825	24,160	1,029,817	1,026,133

30 September 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	62,298	54,574	11,947	128,819	128,848
Business lending	40,961	12,892	-	53,853	53,639
Sovereign	74,906	1,864	2,260	79,030	76,376
Bank	14,012	2,246	7,390	23,648	23,263
Residential mortgages	477,270	76,088	-	553,358	547,108
Australian credit cards	9,623	10,016	-	19,639	19,667
Other retail	13,536	3,578	-	17,114	17,583
Small business	26,140	7,081	-	33,221	31,858
Specialised lending	53,799	12,754	877	67,430	67,363
Securitisation[2]	22,437	5,089	122	27,648	27,045
Standardised	13,926	1,190	3,050	18,166	17,985
Total	808,908	187,372	25,646	1,021,926	1,010,735

31 March 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate	62,625	54,926	12,314	129,865	128,758
Business lending	40,236	13,514	-	53,750	53,386
Sovereign	72,069	1,770	2,477	76,316	73,561
Bank	14,322	1,612	7,932	23,866	22,560
Residential mortgages	469,967	77,714	-	547,681	543,616
Australian credit cards	9,787	9,853	-	19,640	19,724
Other retail	14,049	3,646	-	17,695	17,795
Small business	25,820	7,084	-	32,904	31,016
Specialised lending	53,317	12,718	958	66,993	67,333
Securitisation[2]	20,892	5,549	121	26,562	26,920
Standardised	13,909	1,215	2,959	18,083	17,907
Total	796,993	189,601	26,761	1,013,355	1,002,576

[1] Average is based on exposures as at 31 March 2019, 31 December 2018, and 30 September 2018.
2 EAD associated with securitisations is for the banking book only.
[3] Average is based on exposures as at 30 September 2018, 30 June 2018, 31 March 2018, 31 December 2017, and 30 September 2017.
[4] Average is based on exposures as at 31 March 2018, 31 December 2017, and 30 September 2017.

Westpac Group March 2019 Pillar 3 report | 31

Pillar 3 report Credit risk exposures

Exposure at Default by measurement method

31 March 2019	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	135,502	5,044	140,546
Business lending	54,299	975	55,274
Sovereign	79,572	1,042	80,614
Bank	25,471	31	25,502
Residential mortgages	558,161	7,700	565,861
Australian credit cards	18,850	-	18,850
Other retail	16,583	2,160	18,743
Small business	33,280	-	33,280
Specialised lending	64,781	437	65,218
Securitisation	25,929	-	25,929
Total	1,012,428	17,389	1,029,817

30 September 2018	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	128,819	5,471	134,290
Business lending	53,853	1,047	54,900
Sovereign	79,030	962	79,992
Bank	23,648	57	23,705
Residential mortgages	553,358	7,946	561,304
Australian credit cards	19,639	-	19,639
Other retail	17,114	2,244	19,358
Small business	33,221	-	33,221
Specialised lending	67,430	439	67,869
Securitisation	27,648	-	27,648
Total	1,003,760	18,166	1,021,926

31 March 2018	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	129,865	5,579	135,444
Business lending	53,750	989	54,739
Sovereign	76,316	841	77,157
Bank	23,866	46	23,912
Residential mortgages	547,681	7,946	555,627
Australian credit cards	19,640	-	19,640
Other retail	17,695	2,271	19,966
Small business	32,904	-	32,904
Specialised lending	66,993	411	67,404
Securitisation	26,562	-	26,562
Total	995,272	18,083	1,013,355

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Pillar 3 report Credit risk exposures

Exposure at Default by industry classification

31 March 2019 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,451	10,197	3,133	13,095	135	23,873	7,292	7,192	11,170	11,395	21,845	10,414	11,905	-	1,405	135,502
Business lending	5,724	7,945	4,197	2,520	6	4,710	577	987	6,619	6,118	9,117	2,663	450	-	2,666	54,299
Sovereign	-	1	-	15,659	63,308	128	92	-	104	164	-	55	59	-	2	79,572
Bank	-	-	-	25,249	20	15	-	-	187	-	-	-	-	-	-	25,471
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	558,161	-	558,161
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,850	-	18,850
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	16,583	-	16,583
Small business	1,002	2,456	4,013	1,859	552	1,579	275	2,280	5,195	3,366	3,401	1,806	285	-	5,211	33,280
Specialised lending	619	6	259	34	-	14	992	55,533	31	1,668	5	3,038	2,051	-	531	64,781
Securitisation	-	-	-	24,492	-	-	-	-	1,219	-	218	-	-	-	-	25,929
Standardised	121	24	198	4,163	1,042	274	13	441	152	63	735	203	12	9,859	89	17,389
Total	9,917	20,629	11,800	87,071	65,063	30,593	9,241	66,433	24,677	22,774	35,321	18,179	14,762	603,453	9,904	1,029,817

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group March 2019 Pillar 3 report | 33

Pillar 3 report Credit risk exposures

30 September 2018 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,625	9,574	2,729	15,084	75	21,978	7,327	6,524	10,634	10,438	21,321	9,859	9,679	-	972	128,819
Business lending	6,002	7,631	4,143	2,556	4	4,666	571	594	6,664	6,269	9,204	2,690	422	-	2,437	53,853
Sovereign	-	-	-	22,874	54,729	134	93	-	259	469	-	228	242	-	2	79,030
Bank	-	-	-	23,506	42	-	-	-	100	-	-	-	-	-	-	23,648
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	553,358	-	553,358
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,639	-	19,639
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	17,114	-	17,114
Small business	1,025	2,469	4,006	1,959	517	1,597	281	2,340	5,133	3,675	3,403	1,824	288	-	4,704	33,221
Specialised lending	609	6	40	17	-	14	1,229	57,361	135	1,931	18	3,615	2,254	-	201	67,430
Securitisation	-	-	-	26,297	-	-	-	-	930	-	421	-	-	-	-	27,648
Standardised	114	20	183	4,634	962	257	12	443	159	81	865	185	28	10,192	31	18,166
Total	10,375	19,700	11,101	96,927	56,329	28,646	9,513	67,262	24,014	22,863	35,232	18,401	12,913	600,303	8,347	1,021,926

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

34 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

31 March 2018 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,950	9,846	3,266	15,014	112	21,201	6,666	6,589	9,958	11,110	20,691	10,448	10,958	-	1,056	129,865
Business lending	5,958	7,236	4,028	2,369	9	4,638	608	328	6,373	5,965	9,186	2,651	427	-	3,974	53,750
Sovereign	-	-	-	18,525	56,398	148	88	-	150	548	-	125	332	-	2	76,316
Bank	-	-	-	23,683	133	-	-	-	50	-	-	-	-	-	-	23,866
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	547,681	-	547,681
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,640	-	19,640
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	17,695	-	17,695
Small business	997	2,488	3,863	1,837	462	1,551	271	2,010	4,851	3,455	3,361	1,792	284	-	5,682	32,904
Specialised lending	639	6	21	83	-	14	1,140	57,399	104	1,945	13	3,191	1,981	-	457	66,993
Securitisation	-	-	-	25,348	-	35	-	-	733	-	446	-	-	-	-	26,562
Standardised	104	13	188	4,707	842	250	16	415	162	91	842	187	17	10,217	32	18,083
Total	10,648	19,589	11,366	91,566	57,956	27,837	8,789	66,741	22,381	23,114	34,539	18,394	13,999	595,233	11,203	1,013,355

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group March 2019 Pillar 3 report | 35

Pillar 3 report Credit risk exposures

Exposure at Default by geography1

31 March 2019							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	86,093	22,115	7,278	16,691	3,325	-	135,502
Business lending	49,609	4,690	-	-	-	-	54,299
Sovereign	56,268	6,917	15,940	447	-	-	79,572
Bank	20,760	1,265	113	3,301	32	-	25,471
Residential mortgages	503,271	54,647	-	243	-	-	558,161
Australian credit cards	18,850	-	-	-	-	-	18,850
Other retail	12,915	3,668	-	-	-	-	16,583
Small business	30,781	2,498	-	1	-	-	33,280
Specialised lending	57,042	7,739	-	-	-	-	64,781
Securitisation	22,263	3,490	-	176	-	-	25,929
Standardised	14,113	-	-	315	-	2,961	17,389
Total	871,965	107,029	23,331	21,174	3,357	2,961	1,029,817

30 September 2018							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	83,580	20,663	6,984	14,861	2,731	-	128,819
Business lending	49,582	4,271	-	-	-	-	53,853
Sovereign	56,682	5,760	15,854	734	-	-	79,030
Bank	18,546	732	111	4,216	43	-	23,648
Residential mortgages	501,569	51,480	-	309	-	-	553,358
Australian credit cards	19,639	-	-	-	-	-	19,639
Other retail	13,493	3,621	-	-	-	-	17,114
Small business	30,838	2,381	-	2	-	-	33,221
Specialised lending	60,046	7,384	-	-	-	-	67,430
Securitisation	24,090	3,111	-	447	-	-	27,648
Standardised	14,830	-	-	352	-	2,984	18,166
Total	872,895	99,403	22,949	20,921	2,774	2,984	1,021,926

31 March 2018							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	85,656	21,513	6,649	13,301	2,746	-	129,865
Business lending	49,513	4,237	-	-	-	-	53,750
Sovereign	59,824	6,137	9,885	470	-	-	76,316
Bank	17,149	1,927	104	4,677	9	-	23,866
Residential mortgages	495,426	51,891	-	364	-	-	547,681
Australian credit cards	19,640	-	-	-	-	-	19,640
Other retail	13,903	3,792	-	-	-	-	17,695
Small business	30,495	2,409	-	-	-	-	32,904
Specialised lending	59,707	7,286	-	-	-	-	66,993
Securitisation	22,801	3,244	-	517	-	-	26,562
Standardised	14,936	-	-	393	-	2,754	18,083
Total	869,050	102,436	16,638	19,722	2,755	2,754	1,013,355

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

36 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2019						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	17,387	30,995	55,391	24,342	7,387	135,502
Business lending	3,100	13,618	22,948	6,491	8,142	54,299
Sovereign	1,743	22,234	12,947	13,797	28,851	79,572
Bank	3,324	7,607	10,856	3,000	684	25,471
Residential mortgages	36,648	4,599	17,922	2,850	496,142	558,161
Australian credit cards	18,850	-	-	-	-	18,850
Other retail	3,315	381	5,651	4,738	2,498	16,583
Small business	4,759	2,645	8,993	8,188	8,695	33,280
Specialised lending	532	23,732	28,985	6,904	4,628	64,781
Securitisation	2	4,244	9,076	1,856	10,751	25,929
Standardised	1,933	1,248	4,832	644	8,732	17,389
Total	91,593	111,303	177,601	72,810	576,510	1,029,817

30 September 2018						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	15,278	29,795	53,809	23,009	6,928	128,819
Business lending	3,241	12,847	24,267	6,129	7,369	53,853
Sovereign	992	28,069	15,876	16,409	17,684	79,030
Bank	3,838	6,709	9,926	2,377	798	23,648
Residential mortgages	36,980	4,464	19,329	2,914	489,671	553,358
Australian credit cards	19,639	-	-	-	-	19,639
Other retail	3,264	355	6,013	4,821	2,661	17,114
Small business	4,748	2,638	9,052	8,333	8,450	33,221
Specialised lending	565	24,178	29,924	7,672	5,091	67,430
Securitisation	2	5,159	8,914	2,002	11,571	27,648
Standardised	1,340	749	6,198	741	9,138	18,166
Total	89,887	114,963	183,308	74,407	559,361	1,021,926

31 March 2018						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	14,578	31,263	55,491	22,139	6,394	129,865
Business lending	2,841	12,182	25,406	6,116	7,205	53,750
Sovereign	936	26,734	12,413	15,495	20,738	76,316
Bank	4,101	8,727	7,858	2,586	594	23,866
Residential mortgages	37,184	4,405	21,693	3,355	481,044	547,681
Australian credit cards	19,640	-	-	-	-	19,640
Other retail	3,399	318	6,124	4,979	2,875	17,695
Small business	4,141	2,443	9,409	8,491	8,420	32,904
Specialised lending	453	22,331	31,432	8,518	4,259	66,993
Securitisation	2	5,364	5,404	4,868	10,924	26,562
Standardised	1,382	662	6,214	741	9,084	18,083
Total	88,657	114,429	181,444	77,288	551,537	1,013,355

Westpac Group March 2019 Pillar 3 report | 37

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

	Items		Specific	Specific	Actual
31 March 2019	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	108	176	79	45%	(3)
Business lending	380	279	161	58%	23
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,376	391	126	32%	52
Australian credit cards	-	101	63	62%	150
Other retail	-	297	173	58%	162
Small business	310	374	148	40%	33
Specialised lending	314	118	44	37%	10
Securitisation	-	-	-	-	-
Standardised	34	13	6	46%	1
Total	4,522	1,749	800	46%	428

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	87	112	54	48%	22
Business lending	313	294	173	59%	99
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,121	309	103	33%	89
Australian credit cards	-	87	50	57%	273
Other retail	-	284	137	48%	332
Small business	158	165	77	47%	112
Specialised lending	309	141	47	33%	20
Securitisation	-	-	-	-	-
Standardised	29	24	12	50%	1
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	80	164	94	57%	-
Business lending	251	317	176	56%	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,988	310	98	32%	47
Australian credit cards	-	95	47	49%	134
Other retail	-	290	135	47%	173
Small business	137	169	77	46%	52
Specialised lending	295	167	60	36%	1
Securitisation	-	-	-	-	-
Standardised	18	23	12	52%	1
Total	3,769	1,535	699	46%	434

38 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
31 March 2019	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	88	31	14	45%	6
Agriculture, forestry & fishing	242	74	29	39%	2
Construction	53	78	40	51%	6
Finance & insurance	26	33	24	73%	2
Government administration & defence	—	-	-	-	-
Manufacturing	29	76	46	61%	2
Mining	8	15	7	47%	(1)
Property	185	151	58	38%	13
Property services & business services	59	96	50	52%	9
Services[1]	277	50	29	58%	1
Trade[2]	124	228	83	36%	11
Transport & storage	17	59	24	41%	8
Utilities[3]	3	3	1	33%	-
Retail lending	3,386	791	363	46%	366
Other	25	64	32	50%	3
Total	4,522	1,749	800	46%	428

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	30	22	12	55%	13
Agriculture, forestry & fishing	107	64	27	42%	12
Construction	52	53	28	53%	23
Finance & insurance	14	34	26	76%	3
Government administration & defence	—	-	-	-	-
Manufacturing	44	104	59	57%	12
Mining	6	18	9	50%	5
Property	182	158	54	34%	45
Property services & business services	40	72	42	58%	43
Services[1]	240	55	32	58%	24
Trade[2]	148	92	44	48%	52
Transport & storage	25	35	19	54%	16
Utilities[3]	2	2	-	-	1
Retail lending	3,121	680	290	43%	694
Other	6	27	11	41%	5
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	27	28	17	61%	4
Agriculture, forestry & fishing	85	77	32	42%	2
Construction	63	41	21	51%	11
Finance & insurance	16	31	23	74%	2
Government administration & defence	—	-	-	-	-
Manufacturing	27	104	45	43%	8
Mining	8	29	16	55%	-
Property	148	186	71	38%	14
Property services & business services	32	115	67	58%	17
Services[1]	216	67	45	67%	3
Trade[2]	137	100	57	57%	9
Transport & storage	14	32	15	47%	8
Utilities[3]	1	3	-	-	-
Retail lending	2,988	695	280	40%	354
Other	7	27	10	37%	2
Total	3,769	1,535	699	46%	434

[1]      Includes education, health & community services, cultural & recreational services and personal & other services.

[2]      Includes wholesale trade and retail trade.

[3]      Includes electricity, gas & water, and communication services.

Westpac Group March 2019 Pillar 3 report | 39

Pillar 3 report Credit risk exposures

Impaired and past due loans by geography1

	Items		Specific	Specific	Actual
31 March 2019	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	4,295	1,595	734	46%	414
New Zealand	192	140	60	43%	13
Americas	-	-	-	-	-
Asia	-	-	-	-	-
Europe	-	-	-	-	-
Pacific	35	14	6	43%	1
Total	4,522	1,749	800	46%	428

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	3,861	1,249	602	48%	902
New Zealand	127	150	43	29%	45
Americas	-	-	-	-	-
Asia	-	1	-	-	-
Europe	-	-	-	-	-
Pacific	29	16	8	50%	1
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	3,596	1,302	620	48%	425
New Zealand	155	217	72	33%	8
Americas	-	-	-	-	-
Asia	-	1	-	-	-
Europe	-	-	-	-	-
Pacific	18	15	7	47%	1
Total	3,769	1,535	699	46%	434

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

40 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of risk weighted assets.

As at 31 March 2019, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund exposures and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach.

31 March 2019	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,110	-
2%	2,863	57
20%	1,516	303
35%	732	256
50%	1,349	675
75%	5,108	3,832
100%	4,554	4,554
150%	42	64
Default fund contributions[1]	115	714
Mark-to-market related credit risk	-	7,110
Total	17,389	17,565

30 September 2018	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,213	-
2%	3,167	63
20%	1,558	312
35%	760	266
50%	1,349	675
75%	5,271	3,953
100%	4,676	4,676
150%	31	46
Default fund contributions[1]	141	787
Mark-to-market related credit risk	-	6,606
Total	18,166	17,384

31 March 2018	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	674	-
2%	3,742	75
20%	1,563	313
35%	787	275
50%	1,313	657
75%	5,235	3,926
100%	4,569	4,569
150%	21	31
Default fund contributions[1]	179	793
Mark-to-market related credit risk	-	7,019
Total	18,083	17,658

[1]      Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

Westpac Group March 2019 Pillar 3 report | 41

Pillar 3 report Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

31 March 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,165	89	15,516
Good	90%	29,126	233	26,213
Satisfactory	115%	4,840	136	5,566
Weak	250%	676	54	1,690
Default	NA	304	152	-
Total		57,111	664	48,985

30 September 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,702	90	15,891
Good	90%	29,543	236	26,589
Satisfactory	115%	5,264	147	6,053
Weak	250%	747	60	1,868
Default	NA	323	163	-
Total		58,579	696	50,401

31 March 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,920	92	16,044
Good	90%	29,361	234	26,425
Satisfactory	115%	5,385	151	6,193
Weak	250%	867	69	2,168
Default	NA	317	159	-
Total		58,850	705	50,830

42 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Project finance

31 March 2019		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,827	23	4,079
Good	90%	1,328	11	1,195
Satisfactory	115%	217	6	250
Weak	250%	130	10	325
Default	NA	168	84	-
Total		7,670	134	5,849

30 September 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,927	28	4,849
Good	90%	1,320	11	1,188
Satisfactory	115%	356	10	410
Weak	250%	78	6	195
Default	NA	170	85	-
Total		8,851	140	6,642

31 March 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,293	25	4,405
Good	90%	1,272	10	1,145
Satisfactory	115%	108	3	124
Weak	250%	294	24	735
Default	NA	176	88	-
Total		8,143	150	6,409

Westpac Group March 2019 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Regulatory expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $135,193 million x 0.86% x 47%), does not always equal the aggregate regulatory expected loss ($468 million) because the product of two averages does not equal the average of a product.

EAD does not necessarily align with outstandings plus committed undrawn because conversion factors are applied to undrawns to determine EAD.

Corporate portfolio by external credit rating

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	52	-	52	0.01%	52%	-	7	13%
AA	3,035	1,652	4,678	0.03%	52%	1	733	16%
A	18,095	12,562	30,668	0.07%	53%	11	8,195	27%
BBB	36,124	24,101	59,979	0.22%	49%	63	29,530	49%
BB	27,763	8,433	36,165	1.18%	39%	161	28,207	78%
B	1,186	157	1,342	4.25%	40%	23	1,795	134%
Other	1,731	557	2,309	22.94%	39%	209	4,638	201%
Subtotal	87,986	47,462	135,193	0.86%	47%	468	73,105	54%
Default	295	9	309	NA	37%	93	446	144%
Total	88,281	47,471	135,502	1.09%	47%	561	73,551	54%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	105	-	105	0.01%	42%	-	17	16%
AA	2,871	1,051	3,924	0.03%	48%	1	539	14%
A	19,206	12,285	31,523	0.07%	52%	12	9,405	30%
BBB	32,649	22,387	54,739	0.22%	48%	58	26,414	48%
BB	26,221	8,503	34,674	1.15%	38%	147	26,330	76%
B	1,141	139	1,279	4.06%	42%	22	1,722	135%
Other	1,885	477	2,366	24.03%	39%	231	4,846	205%
Subtotal	84,078	44,842	128,610	0.90%	46%	471	69,273	54%
Default	159	26	209	NA	37%	81	311	149%
Total	84,237	44,868	128,819	1.07%	46%	552	69,584	54%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	62	-	62	0.01%	52%	-	9	15%
AA	2,812	904	3,717	0.03%	48%	1	477	13%
A	18,000	11,506	29,535	0.07%	54%	12	9,089	31%
BBB	32,905	22,429	55,381	0.22%	49%	60	26,204	47%
BB	27,303	10,045	37,321	1.14%	39%	161	28,945	78%
B	1,027	126	1,162	4.08%	42%	20	1,588	137%
Other	1,913	483	2,411	21.16%	39%	201	4,910	204%
Subtotal	84,022	45,493	129,589	0.87%	47%	455	71,222	55%
Default	205	27	276	NA	46%	130	368	133%
Total	84,227	45,520	129,865	1.08%	47%	585	71,590	55%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-		-	-	-
AA	-	4	4	0.03%	60%	-	-	-
A	186	26	212	0.09%	50%	-	44	21%
BBB	1,480	559	2,036	0.22%	26%	1	454	22%
BB	37,701	10,626	48,193	1.58%	30%	231	29,303	61%
B	1,126	138	1,263	4.66%	32%	19	1,060	84%
Other	1,655	196	1,851	23.74%	39%	173	3,338	180%
Subtotal	42,148	11,549	53,559	2.36%	30%	424	34,199	64%
Default	709	20	740	NA	34%	218	1,095	148%
Total	42,857	11,569	54,299	3.69%	30%	642	35,294	65%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-		-	-	-
AA	-	7	7	0.03%	56%	-	1	14%
A	107	38	145	0.08%	57%	-	34	23%
BBB	1,469	529	1,996	0.21%	27%	1	464	23%
BB	37,307	10,490	47,707	1.58%	31%	230	29,055	61%
B	1,193	146	1,339	4.44%	32%	19	1,112	83%
Other	1,797	225	2,022	23.75%	39%	192	3,629	179%
Subtotal	41,873	11,435	53,216	2.44%	31%	442	34,295	64%
Default	593	29	637	NA	38%	215	1,122	176%
Total	42,466	11,464	53,853	3.59%	31%	657	35,417	66%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	7	9	0.03%	56%	-	1	11%
A	116	37	153	0.08%	60%	-	38	25%
BBB	1,362	566	1,926	0.22%	26%	1	440	23%
BB	36,798	11,140	47,813	1.57%	31%	228	28,927	61%
B	1,214	173	1,388	4.45%	32%	20	1,152	83%
Other	1,655	188	1,844	22.73%	39%	166	3,197	173%
Subtotal	41,146	12,111	53,133	2.33%	31%	415	33,755	64%
Default	584	28	617	NA	39%	208	1,117	181%
Total	41,730	12,139	53,750	3.45%	31%	623	34,872	65%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2019 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	33,513	140	36,401	0.01%	7%	1	601	2%
AA	39,349	778	41,948	0.02%	7%	-	781	2%
A	605	222	829	0.05%	27%	-	106	13%
BBB	336	15	352	0.25%	33%	-	129	37%
BB	11	27	38	1.89%	38%	-	33	87%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	73,814	1,182	79,568	0.02%	7%	1	1,650	2%
Default	4	-	4	NA	18%	1	3	1
Total	73,818	1,182	79,572	0.02%	7%	2	1,653	2%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	31,905	138	34,592	0.01%	6%	1	492	1%
AA	40,788	962	42,590	0.02%	7%	1	716	2%
A	967	358	1,329	0.05%	37%	-	250	19%
BBB	393	77	471	0.24%	29%	-	138	29%
BB	17	30	46	1.94%	40%	-	45	98%
B	2	-	2	-	64%	-	3	150%
Other	-	-	-	-	-	-	-	-
Subtotal	74,072	1,565	79,030	0.02%	7%	2	1,644	2%
Default	-	-	-	NA	-	-	-	-
Total	74,072	1,565	79,030	0.02%	7%	2	1,644	2%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	29,301	158	31,673	0.01%	7%	-	458	1%
AA	40,942	1,027	43,006	0.02%	7%	1	784	2%
A	1,030	280	1,313	0.05%	35%	-	183	14%
BBB	286	10	296	0.25%	27%	-	83	28%
BB	15	11	26	2.06%	39%	-	25	96%
B	2	-	2	-	60%	-	3	150%
Other	-	-	-	-	-	-	-	-
Subtotal	71,576	1,486	76,316	0.02%	8%	1	1,536	2%
Default	-	-	-	NA	-	-	-	-
Total	71,576	1,486	76,316	0.02%	8%	1	1,536	2%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	418	66	485	0.01%	13%	-	21	4%
AA	10,656	237	11,018	0.03%	59%	2	2,737	25%
A	11,374	346	11,736	0.05%	55%	3	2,902	25%
BBB	1,773	218	1,996	0.20%	56%	2	1,247	62%
BB	218	18	236	0.77%	42%	1	159	67%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	24,439	885	25,471	0.06%	56%	8	7,066	28%
Default	-	-	-	NA	-	-	-	-
Total	24,439	885	25,471	0.06%	56%	8	7,066	28%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	432	5	438	0.01%	13%	-	22	5%
AA	8,524	244	8,814	0.03%	58%	2	2,189	25%
A	12,049	316	12,377	0.06%	53%	4	3,250	26%
BBB	1,763	161	1,928	0.20%	53%	2	1,083	56%
BB	71	18	89	1.26%	35%	-	60	67%
B	2	-	2	3.70%	45%	-	2	100%
Other	-	-	-	-	-	-	-	-
Subtotal	22,841	744	23,648	0.06%	54%	8	6,606	28%
Default	-	-	-	NA	-	-	-	-
Total	22,841	744	23,648	0.06%	54%	8	6,606	28%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	450	-	451	0.01%	13%	-	24	5%
AA	7,198	9	7,252	0.03%	57%	1	1,773	24%
A	14,101	284	14,398	0.06%	54%	5	3,594	25%
BBB	1,455	82	1,540	0.21%	46%	1	673	44%
BB	205	18	223	0.79%	50%	1	188	84%
B	-	1	2	3.70%	10%	-	1	50%
Other	-	-	-	-	-	-	-	-
Subtotal	23,409	394	23,866	0.07%	54%	8	6,253	26%
Default	-	-	-	NA	-	-	-	-
Total	23,409	394	23,866	0.07%	54%	8	6,253	26%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2019 Pillar 3 report | 47

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	146,376	38,513	185,186	0.06%	20%	23	10,369	6%
0.10 to 0.25	75,550	11,709	86,992	0.21%	20%	37	12,192	14%
0.25 to 1.0	181,306	23,260	203,842	0.54%	20%	222	52,410	26%
1.0 to 2.5	44,529	3,518	47,470	1.41%	20%	134	20,006	42%
2.5 to 10.0	18,350	448	18,765	4.73%	20%	181	16,249	87%
10.0 to 99.99	11,913	64	11,998	21.20%	20%	509	16,364	136%
Subtotal	478,024	77,512	554,253	0.99%	20%	1,106	127,590	23%
Default	3,895	19	3,908	NA	20%	543	4,543	116%
Total	481,919	77,531	558,161	1.68%	20%	1,649	132,133	24%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	148,007	39,407	187,698	0.06%	20%	23	10,481	6%
0.10 to 0.25	72,746	10,881	83,386	0.21%	20%	36	11,703	14%
0.25 to 1.0	177,313	23,486	200,182	0.54%	20%	218	51,643	26%
1.0 to 2.5	45,973	3,641	49,055	1.41%	20%	139	20,757	42%
2.5 to 10.0	18,010	435	18,411	4.62%	20%	173	15,789	86%
10.0 to 99.99	11,107	78	11,203	20.47%	20%	459	15,319	137%
Subtotal	473,156	77,928	549,935	0.95%	20%	1,048	125,692	23%
Default	3,411	13	3,423	NA	20%	224	7,042	206%
Total	476,567	77,941	553,358	1.56%	20%	1,272	132,734	24%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	142,666	39,278	182,248	0.05%	20%	18	8,521	5%
0.10 to 0.25	71,452	11,386	82,615	0.21%	20%	34	11,223	14%
0.25 to 1.0	174,003	24,339	197,803	0.53%	20%	212	50,507	26%
1.0 to 2.5	49,003	3,993	52,429	1.44%	20%	152	22,646	43%
2.5 to 10.0	20,530	456	20,958	5.05%	20%	214	18,641	89%
10.0 to 99.99	8,295	64	8,376	22.00%	20%	368	11,516	137%
Subtotal	465,949	79,516	544,429	0.91%	20%	998	123,054	23%
Default	3,243	16	3,252	NA	20%	208	6,694	206%
Total	469,192	79,532	547,681	1.50%	20%	1,206	129,748	24%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,808	9,784	6,245	0.05%	70%	2	146	2%
0.10 to 0.25	1,234	4,900	3,727	0.16%	73%	4	256	7%
0.25 to 1.0	1,366	1,590	2,315	0.46%	73%	8	384	17%
1.0 to 2.5	3,037	1,443	4,050	1.68%	74%	50	1,760	43%
2.5 to 10.0	1,341	353	1,626	6.23%	73%	74	1,736	107%
10.0 to 99.99	717	114	772	27.96%	71%	154	1,461	189%
Subtotal	9,503	18,184	18,735	2.16%	72%	292	5,743	31%
Default	115	17	115	NA	72%	71	167	145%
Total	9,618	18,201	18,850	2.76%	72%	363	5,910	31%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,771	9,792	6,207	0.05%	70%	2	146	2%
0.10 to 0.25	1,218	6,039	4,306	0.16%	73%	5	300	7%
0.25 to 1.0	1,342	1,631	2,294	0.46%	73%	8	378	16%
1.0 to 2.5	3,035	1,549	4,096	1.69%	73%	51	1,786	44%
2.5 to 10.0	1,455	455	1,819	6.24%	73%	83	1,950	107%
10.0 to 99.99	745	158	820	26.45%	71%	155	1,550	189%
Subtotal	9,566	19,624	19,542	2.15%	72%	304	6,110	31%
Default	97	15	97	NA	72%	54	203	209%
Total	9,663	19,639	19,639	2.63%	72%	358	6,313	32%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,816	9,710	6,219	0.05%	70%	2	146	2%
0.10 to 0.25	1,272	5,985	4,335	0.16%	73%	5	301	7%
0.25 to 1.0	1,397	1,578	2,307	0.46%	73%	8	380	16%
1.0 to 2.5	2,924	1,491	3,944	1.70%	73%	49	1,726	44%
2.5 to 10.0	1,504	423	1,840	6.29%	73%	85	1,981	108%
10.0 to 99.99	811	161	887	26.81%	71%	170	1,687	190%
Subtotal	9,724	19,348	19,532	2.26%	72%	319	6,221	32%
Default	107	13	108	NA	72%	52	332	307%
Total	9,831	19,361	19,640	2.79%	72%	371	6,553	33%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2019 Pillar 3 report | 49

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	25	21	39	0.07%	65%	-	5	13%
0.10 to 0.25	354	948	1,072	0.18%	55%	1	239	22%
0.25 to 1.0	3,941	2,455	5,544	0.60%	58%	19	2,603	47%
1.0 to 2.5	3,878	938	4,678	1.76%	65%	57	3,957	85%
2.5 to 10.0	3,192	271	3,455	4.81%	68%	118	3,635	105%
10.0 to 99.99	1,398	72	1,475	26.56%	64%	264	2,133	145%
Subtotal	12,788	4,705	16,263	4.15%	63%	459	12,572	77%
Default	316	10	320	NA	64%	181	510	159%
Total	13,104	4,715	16,583	6.01%	63%	640	13,082	79%

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	24	21	37	0.07%	65%	-	5	14%
0.10 to 0.25	360	942	1,082	0.18%	56%	1	245	23%
0.25 to 1.0	3,957	2,428	5,573	0.60%	58%	20	2,636	47%
1.0 to 2.5	4,169	1,034	5,061	1.75%	65%	61	4,264	84%
2.5 to 10.0	3,277	302	3,569	4.82%	68%	123	3,768	106%
10.0 to 99.99	1,414	73	1,495	25.86%	64%	260	2,153	144%
Subtotal	13,201	4,800	16,817	4.06%	63%	465	13,071	78%
Default	295	9	297	NA	63%	139	706	238%
Total	13,496	4,809	17,114	5.73%	63%	604	13,777	81%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	25	18	38	0.07%	65%	-	5	13%
0.10 to 0.25	1,157	952	1,886	0.21%	53%	2	440	23%
0.25 to 1.0	3,305	2,455	4,932	0.53%	60%	16	2,284	46%
1.0 to 2.5	5,214	1,069	6,132	1.71%	63%	68	4,956	81%
2.5 to 10.0	2,743	312	3,045	5.44%	71%	119	3,437	113%
10.0 to 99.99	1,271	83	1,357	29.16%	67%	267	2,118	156%
Subtotal	13,715	4,889	17,390	4.00%	63%	472	13,240	76%
Default	304	12	305	NA	65%	135	816	268%
Total	14,019	4,901	17,695	5.66%	63%	607	14,056	79%

1  Outstandings are balances that were drawn down as at the reporting date.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

						Regulatory	Risk	Average
31 March 2019		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	291	549	605	0.06%	58%	-	61	10%
0.10 to 0.25	99	108	208	0.23%	20%	-	20	10%
0.25 to 1.0	5,463	3,270	8,759	0.45%	28%	11	1,756	20%
1.0 to 2.5	15,556	2,003	17,480	1.66%	38%	107	8,703	50%
2.5 to 10.0	3,644	363	4,012	5.18%	34%	73	2,643	66%
10.0 to 99.99	1,574	66	1,644	25.62%	37%	154	1,801	110%
Subtotal	26,627	6,359	32,708	2.93%	35%	345	14,984	46%
Default	561	13	572	NA	36%	152	1,108	194%
Total	27,188	6,372	33,280	4.60%	35%	497	16,092	48%

						Regulatory	Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	290	543	598	0.05%	58%	-	61	10%
0.10 to 0.25	114	110	224	0.23%	20%	-	21	9%
0.25 to 1.0	5,503	3,254	8,781	0.45%	28%	11	1,759	20%
1.0 to 2.5	15,585	2,057	17,545	1.67%	38%	109	8,770	50%
2.5 to 10.0	3,529	363	3,897	5.26%	33%	70	2,577	66%
10.0 to 99.99	1,543	101	1,648	25.01%	36%	149	1,801	109%
Subtotal	26,564	6,428	32,693	2.91%	35%	339	14,989	46%
Default	508	17	528	NA	36%	114	1,340	254%
Total	27,072	6,445	33,221	4.45%	35%	453	16,329	49%

						Regulatory	Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	289	563	611	0.05%	56%	-	60	10%
0.10 to 0.25	127	126	253	0.23%	20%	-	24	9%
0.25 to 1.0	5,514	3,306	8,846	0.45%	27%	11	1,764	20%
1.0 to 2.5	15,338	2,029	17,256	1.67%	38%	106	8,599	50%
2.5 to 10.0	3,429	338	3,771	5.13%	32%	65	2,442	65%
10.0 to 99.99	1,555	99	1,657	24.93%	36%	147	1,808	109%
Subtotal	26,252	6,461	32,394	2.89%	34%	329	14,697	45%
Default	490	13	510	NA	36%	114	1,320	259%
Total	26,742	6,474	32,904	4.39%	34%	443	16,017	49%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2019 Pillar 3 report | 51

Pillar 3 report Credit risk exposures

Credit Quality

Credit quality remained sound through First Half 2019 with total stressed exposures increasing modestly and remaining low relative to historical experience. The rise in stressed assets relates to an increase in impaired facilities and 90 days past due and not impaired facilities, reflecting increases in 90+ day delinquencies for mortgages and small business lending facilities from a softening in economic activity.

Actual losses

31 March 2019	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	2	2	(7)	(3)
Business lending	18	1	9	(5)	23
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	6	-	46	-	52
Australian credit cards	162	-	-	(12)	150
Other retail	198	7	2	(45)	162
Small business	20	-	13	-	33
Specialised lending	1	2	9	(2)	10
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	406	12	81	(71)	428

30 September 2018	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	-	-	34	(12)	22
Business lending	37	2	71	(11)	99
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	10	-	82	(3)	89
Australian credit cards	320	-	-	(47)	273
Other retail	415	13	5	(101)	332
Small business	53	-	60	(1)	112
Specialised lending	2	5	17	(4)	20
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	838	20	269	(179)	948

31 March 2018	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	-	11	(11)	-
Business lending	9	1	18	(2)	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	6	-	44	(3)	47
Australian credit cards	161	-	-	(27)	134
Other retail	220	6	2	(55)	173
Small business	24	-	28	-	52
Specialised lending	-	2	1	(2)	1
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	421	9	104	(100)	434

[1] Write-offs from individually assessed provisions.

52 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
31 March 2019	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	561	2.24%	0.95%	47%	37%	(23%)
Business lending	642	2.24%	1.53%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	8	0.44%	0.14%	-	-	-
Residential mortgages	1,649	0.64%	0.50%	20%	2%	(1%)
Australian credit cards	363	1.68%	1.65%	75%	58%	(2%)
Other retail	640	4.82%	3.81%	69%	47%	(8%)
Small business	497	3.07%	2.01%	39%	14%	(9%)
Specialised lending	798	N/A	1.93%	N/A	22%	(8%)
Securitisation	NA	N/A	N/A	N/A	N/A	N/A
Standardised	NA	N/A	N/A	N/A	N/A	N/A
Total	5,160

[1]  Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.

3  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group March 2019 Pillar 3 report | 53

Pillar 3 report Credit risk exposures

						Observed EAD
30 September 2018	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	552	2.24%	0.99%	47%	37%	(23%)
Business lending	657	2.24%	1.52%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	8	0.46%	0.16%	-	-	-
Residential mortgages	1,272	0.63%	0.49%	20%	2%	(1%)
Australian credit cards	358	1.70%	1.66%	75%	57%	(2%)
Other retail	604	4.90%	3.83%	69%	48%	(8%)
Small business	453	2.85%	1.93%	39%	14%	(8%)
Specialised lending	836	NA	1.94%	NA	22%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,742

						Observed EAD
31 March 2018	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	585	2.23%	0.98%	47%	37%	(23%)
Business lending	623	2.24%	1.50%	34%	18%	(12%)
Sovereign	1	0.23%	-	-	-	-
Bank	8	0.46%	0.16%	-	-	-
Residential mortgages	1,206	0.62%	0.49%	20%	2%	(1%)
Australian credit cards	371	1.72%	1.67%	75%	58%	(2%)
Other retail	607	4.95%	3.81%	70%	50%	(9%)
Small business	443	2.52%	1.83%	39%	15%	(8%)
Specialised lending	855	NA	1.95%	NA	22%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,699

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures

2  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

54 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

●     exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

●     exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

●     exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Divisions within Westpac Institutional Bank are responsible for actively monitoring the underlying exposure and the offsetting hedge book. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate to execute hedge transactions and monitor the underlying exposure.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. Following decisions by the relevant business and credit risk management units, an independent operational unit ensures necessary actions are implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1] Excludes collateralised derivative transactions.

Westpac Group March 2019 Pillar 3 report | 55

Pillar 3 report Credit risk mitigation

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

●                  cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

●                  bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

●                  securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

●                  protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees, standby letters of credit or equivalent eligible instruments issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

●                  sovereign entities;

●                  public sector entities in Australia and New Zealand;

●                  authorised deposit taking institutions and overseas banks with a minimum risk grade equivalent of A-/A3. The Group Chief Credit Officer (GCCO)  has the authority to approve exceptions to the A-/A3 minimum; and

●                  other entities with a minimum risk grade equivalent of A-/A3. The GCCO has the authority to approve exceptions to the A-/A3 minimum.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

56 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2019	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	135,725	(223)	135,502	2,855	1,859	394	3
Sovereign	79,681	(109)	79,572	284	109	101	-
Bank	26,749	(1,278)	25,471	3,790	1,278	-	-
Standardised	18,249	(860)	17,389	3,057	860	-	-
Total	260,404	(2,470)	257,934	9,986	4,106	495	3

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2018	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	129,044	(225)	128,819	2,856	1,648	353	18
Sovereign	79,136	(106)	79,030	369	106	226	-
Bank	25,068	(1,421)	23,648	3,838	1,421	-	-
Standardised	18,166	-	18,166	2,663	-	-	-
Total	251,414	(1,752)	249,663	9,726	3,175	579	18

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2018	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	130,424	(559)	129,865	3,433	1,528	458	44
Sovereign	76,508	(192)	76,316	465	192	235	-
Bank	25,997	(2,130)	23,867	6,144	2,130	-	-
Standardised	18,105	(22)	18,083	2,760	22	-	-
Total	251,034	(2,903)	248,131	12,802	3,872	693	44

[1] Impact of credit mitigation under the substitution approach.

Westpac Group March 2019 Pillar 3 report | 57

Pillar 3 report Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively assesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

●      capital to absorb losses arising from the default of derivative counterparties; and

●      capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment (CVA) risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

●      the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to authorised credit officers;

●      Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded; and

●      credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

●      incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

●      signing netting agreements, allowing the exposure across a portfolio of trades to be netted;

●      regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

●      downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

58 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $61 million; while for a two notch downgrade, postings would be $86 million1.

Counterparty credit risk summary

	31 March	30 September	31 March
$m	2019	2018	2018
Gross positive fair value of contracts	71,944	63,908	67,051
Netting benefits	(45,159)	(36,362)	(37,239)
Netted current credit exposure	26,785	27,546	29,812

Collateral held	(2,471)	(1,752)	(2,903)
Mark-to-market credit related risk reduction	(112)	(99)	(113)
Net derivatives credit exposure	24,202	25,695	26,796

Exposure at default
Gross credit exposure amount of credit derivative hedges	-	-	-
Credit exposure	-	-	-
Interest rate contracts	7,665	7,989	8,393
Foreign exchange contracts	9,702	10,697	11,519
Equity contracts	414	395	336
Credit derivatives	263	465	305
Commodity contracts	4,762	4,821	4,521
Other	1,396	1,338	1,722
Total	24,202	25,705	26,796

Credit derivative transactions that create exposures to counterparty credit risk

31 March 2019	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	129	132	-	3
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	129	132	-	3

30 September 2018	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	216	244	2	4
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	216	244	2	4

[1] Credit rating downgrade postings are cumulative.

Westpac Group March 2019 Pillar 3 report | 59

Pillar 3 report Counterparty credit risk

31 March 2018	Westpac Portfolio	Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	146	150	4	5
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	146	150	4	5

60 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

●      traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

●      synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper market through the Waratah conduit, which is the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging asset-backed bond issues. Westpac provides facilities to the Waratah securitisation conduit including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	● Arranger ● Asset originator ● Bond distributor ● Facility provider	● Note holder ● Trust manager ● Swap provider ● Servicer
Securitisation in the management of Westpac’s credit portfolio	● Hedger - protection purchaser ● Investor - protection seller ● Investor - purchaser of securitisation exposures

[1] The credit exposures of the underlying loans are measured in accordance with APS113.

Westpac Group March 2019 Pillar 3 report | 61

Pillar 3 report Securitisation

Provision of securitisation services including funding and management of conduit vehicle	● Arranger ● Bond distributor ● Credit enhancement provider ● Funder	● Liquidity facility provider ● Swap counterparty servicer ● Market maker and broker for distributed bonds

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.  Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with the securitisation conduit and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 55 and 56).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed

62 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Securitisation

transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 55 and 56). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 58 and 59) and market risk management (see pages 71 and 72) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is measured in accordance with APS1201.  APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied2. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the SFA instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the ERBA and the SFA when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding facilities related to securitised assets on Westpac’s balance sheet.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement.  All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1] The latest version of APS120 came into effect from 1 January 2018. [2] Including the requirements to achieve capital relief.

Westpac Group March 2019 Pillar 3 report | 63

Pillar 3 report Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2019	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	92,969	-	-	66	737	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,256	-	-	46	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	96,225	-	-	112	737	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2018	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,846	-	-	48	681	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,838	-	-	41	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	92,684	-	-	89	681	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2018	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,102	-	-	17	646	1
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,692	-	-	37	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	91,794	-	-	54	646	1

[1]  Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

[2]  Includes self-securitisation assets of $85,449 million at 31 March 2019 ($83,733 million at 30 September  2018 and $82,430 million at 31 March 2018).

64 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

$m	31 March 2019	30 September 2018	31 March 2018
Residential mortgages[1]	87	35	48
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	87	35	48

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 6 months ended
31 March 2019	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	17,444	-
Credit cards	-	-
Auto and equipment finance	295	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	17,739	-

For the 12 months ended
30 September 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	21,298	-
Credit cards	-	-
Auto and equipment finance	2,493	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	23,791	-

For the 6 months ended
31 March 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	11,074	-
Credit cards	-	-
Auto and equipment finance	1,436	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	12,510	-

[1] Prior periods restated to improve comparability with current period.

Westpac Group March 2019 Pillar 3 report | 65

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

31 March 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,746	34	8,780
Liquidity facilities	-	-	299	299
Funding facilities	2,577	-	1,168	3,745
Underwriting facilities	-	-	-	-
Lending facilities	9	-	8	17
Warehouse facilities	9,435	-	3,653	13,088
Total	12,021	8,746	5,162	25,929

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,341	32	9,373
Liquidity facilities	-	-	212	212
Funding facilities	3,220	-	1,341	4,561
Underwriting facilities	-	-	-	-
Lending facilities	11	-	5	16
Warehouse facilities	9,865	-	3,621	13,486
Total	13,096	9,341	5,211	27,648

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,253	33	9,286
Liquidity facilities	40	-	266	306
Funding facilities	4,428	-	2,576	7,004
Underwriting facilities	-	-	-	-
Lending facilities	441	-	75	516
Warehouse facilities	6,711	-	2,739	9,450
Total	11,620	9,253	5,689	26,562

66 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Securitisation

Banking book securitisation exposure at default by risk weight band

31 March 2019	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	21,621	-	21,621	3,771	-	3,771
Greater than 20 - 30%	1,825	-	1,825	461	-	461
Greater than 30 - 50%	1,723	-	1,723	714	-	714
Greater than 50 - 75%	439	-	439	252	-	252
Greater than 75 - 100%	267	-	267	249	-	249
Greater than 100 - 250%	36	-	36	40	-	40
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	18	-	18	96	-	96
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	25,929	-	25,929	5,583	-	5,583

30 September 2018	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	22,941	-	22,941	3,968	-	3,968
Greater than 20 - 30%	1,470	-	1,470	368	-	368
Greater than 30 - 50%	2,627	-	2,627	1,011	-	1,011
Greater than 50 - 75%	281	-	281	181	-	181
Greater than 75 - 100%	274	-	274	257	-	257
Greater than 100 - 250%	37	-	37	43	-	43
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	18	-	18	90	-	90
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	27,648	-	27,648	5,918	-	5,918

31 March 2018	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	21,314	-	21,314	3,814	-	3,814
Greater than 20 - 30%	1,546	-	1,546	403	-	403
Greater than 30 - 50%	2,959	-	2,959	1,076	-	1,076
Greater than 50 - 75%	350	-	350	198	-	198
Greater than 75 - 100%	377	-	377	363	-	363
Greater than 100 - 250%	13	-	13	15	-	15
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	3	-	3	-	-	-
Deductions	-	-	-	-	-	-
Total	26,562	-	26,562	5,869	-	5,869

Banking book securitisation exposure deducted from capital

This table shows securitisation exposures deducted (which excludes set up costs) from common equity Tier 1 capital.

$m	31 March 2019	30 September 2018	31 March 2018
Securities	-	-	-
Liquidity facilities	-	-	-
Funding facilities	-	-	3
Underwriting facilities	-	-	-
Credit enhancements	-	-	-
Derivative transactions	-	-	-
Total	-	-	3

Westpac Group March 2019 Pillar 3 report | 67

Pillar 3 report Securitisation

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 31 March 2019 (nil as at 30 September 2018).

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2019 resecuritisation exposures subject to CRM was nil (nil at 30 September 2018).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 31 March 2019 (nil as at 30 September 2018).

Trading book summary of assets securitised by Westpac

As at 31 March 2019 there was nil in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 30 September 2018).

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2019 (nil as at 30 September 2018).

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 31 March 2019 (nil for the 6 months to 30 September 2018).

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

As at 31 March 2019 there is no Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 30 September 2018).

68 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 March 2019	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	30	-	30
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	48	48
Other derivatives	-	-	7	7
Total	-	30	55	85

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	76	-	76
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	36	36
Total	-	76	87	163

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	150	-	150
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	37	37
Total	-	150	91	241

Trading book securitisation exposure subject to specific risk

There is no trading book securitisation exposure subject to specific risk for 31 March 2019 (nil for 30 September 2018).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 31 March 2019 (nil for 30 September 2018).

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no trading book capital requirement for securitisation subject to IMA for 31 March 2019 (nil for 30 September 2018).

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2019 (nil for 30 September 2018).

1 EAD associated with trading book securitisation is not included in the EAD by Major Type on page 31. Trading book securitisation exposure is captured and risk weighted under APS116.

Westpac Group March 2019 Pillar 3 report | 69

Pillar 3 report Securitisation

Trading book securitisation exposure deducted from capital

There is no trading book capital deduction for 31 March 2019 (nil for 30 September 2018).

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 31 March 2019 (nil for 30 September 2018).

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 31 March 2019 (nil for 30 September 2018).

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2019 (nil for 30 September 2018).

70 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are managed within a BRCC approved market risk framework that incorporates BRCC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk.

All trades are fair valued daily using rates that have been captured automatically from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Where dealer-sourced rates/inputs are applied, the RC will meet monthly to review the results of independent price verification performed by the valuation function. In addition, valuation adjustments may be made as deductions from Common Equity Tier 1 Capital for exposures which are not be captured through the fair valuation framework.

The current valuation adjustment considers the impact of the volatility smile in foreign exchange exotic options based on an assessment of the average of at-the-money and non-at-the-money volatilities. The resulting adjustment is not material. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR and SVaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the BRCC approved market risk VaR and SVaR limits for trading activities, MARCO has approved separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Westpac Group March 2019 Pillar 3 report | 71

Pillar 3 report Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk team, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

●       trading authorities and responsibilities are clearly delineated at all levels;

●       a structured system of limits and reporting of risk exposures, including stress testing;

●       surveillance of dealing room conduct;

●       all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

●       models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

●       duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

●       legal personnel review documentation for compliance with relevant laws and regulations. In addition, internal audit independently reviews compliance with policies, procedures and limits.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	31 March 2019	30 September 2018	31 March 2018
Internal model approach	596	476	527
Standard approach	71	62	65
Total capital required	667	538	592
Risk weighted assets	8,338	6,723	7,406

72 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Market risk

VaR by risk type

31 March 2019		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	14.9	8.7	11.8	10.5
Foreign exchange risk	8.6	1.4	4.5	3.5
Equity risk	0.1	0.0	0.0	0.1
Commodity risk	14.5	4.6	8.1	13.5
Other market risks	5.5	2.0	3.3	3.7
Diversification benefit	NA	NA	(13.2)	(15.0)
Net market risk[1]	18.8	10.7	14.6	16.3

30 September 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	15.6	5.3	10.2	13.8
Foreign exchange risk	6.6	1.3	3.2	2.9
Equity risk	0.2	0.0	0.0	0.0
Commodity risk	24.3	1.7	6.6	10.0
Other market risks	5.8	1.7	4.7	5.5
Diversification benefit	NA	NA	(9.4)	(14.3)
Net market risk[1]	28.1	10.1	15.5	17.9

31 March 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	11.0	5.1	6.9	6.1
Foreign exchange risk	6.9	0.7	2.8	2.3
Equity risk	1.0	0.0	0.1	0.4
Commodity risk	15.0	3.1	6.4	9.0
Other market risks	4.5	1.4	2.9	1.7
Diversification benefit	NA	NA	(7.8)	(8.9)
Net market risk[1]	19.3	6.7	11.3	10.7

Stressed VaR by risk type

31 March 2019		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	90.3	33.7	58.6	63.4
Foreign exchange risk	36.6	2.4	14.6	6.5
Equity risk	0.2	0.1	0.2	0.2
Commodity risk	34.0	6.7	17.0	30.3
Other market risks	14.4	8.8	12.7	14.4
Diversification benefit	NA	NA	(89.0)	(48.0)
Net market risk[1]	86.8	39.8	57.8	66.8

30 September 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	99.4	49.4	64.4	58.8
Foreign exchange risk	37.6	1.8	10.0	14.8
Equity risk	0.6	0.1	0.2	0.2
Commodity risk	77.3	2.7	15.3	26.0
Other market risks	13.2	7.8	11.5	11.9
Diversification benefit	NA	NA	(38.1)	(44.2)
Net market risk[1]	94.1	46.0	63.3	67.4

1          VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total..

Westpac Group March 2019 Pillar 3 report | 73

Pillar 3 report Market risk

31 March 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	114.9	41.3	63.6	62.6
Foreign exchange risk	18.0	1.0	6.4	6.8
Equity risk	3.4	0.0	0.2	1.4
Commodity risk	25.9	2.4	8.9	14.7
Other market risks	13.2	7.1	9.6	8.1
Diversification benefit	NA	NA	(23.2)	(33.9)
Net market risk[1]	114.4	40.8	65.4	59.7

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2019.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

[1] The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

74 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Liquidity risk management

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the Board approved Liquidity Risk Management Framework.

Responsibility for managing the Group’s liquidity and funding positions in accordance with the Group’s Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the Group’s liquidity risk appetite, roles and responsibilities of key people managing liquidity risk within the Group, risk reporting and control processes, limits and targets used to manage the Group’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines the Group’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes compliance with both the LCR and Net Stable Funding Ratio (NSFR). See also section 2.4.2 ‘Funding and Liquidity Risk Management’ in the Westpac Group 2019 Interim Results Announcement for further detail.

Liquid asset holdings

Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions.

Liquidity modelling

In managing liquidity for the Group, Treasury utilises balance sheet forecasts and the maturity profile of the Group’s wholesale funding portfolio to project liquidity outcomes. Regional liquidity limits are also used by the Group to ensure liquidity is managed efficiently and prudently in other geographies.

In addition, the Group conducts regular stress testing to assess Westpac’s ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing framework which allocates liquidity costs across the Group.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board.

Liquidity reporting

Daily liquidity risk reports are reviewed by Treasury and the Group’s Liquidity Risk teams. Liquidity reports are presented to ALCO monthly and to the Board quarterly.

Westpac Group March 2019 Pillar 3 report | 75

Pillar 3 report Liquidity coverage ratio disclosure

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined by APRA, to withstand 30 days under a regulator-defined acute stress scenario. Westpac’s LCR as at 31 March 2019 was 138%1 (31 December 2018: 128%) and the average LCR for the quarter was 134%2 (31 December 2018: 133%).

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA), the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $54.0 billion for the calendar year 2019 (2018 calendar year: $57.0 billion). Westpac maintains a portfolio of HQLA and these averaged $78.9 billion over the quarter2.

Funding is sourced from retail, small business and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	31 March 2019		31 December 2018
	Total unweighted	Total weighted	Total unweighted	Total weighted
$m	value (average)[2]	value (average)[2]	value (average)[3]	value (average)[3]
Liquid assets, of which:
1 High-quality liquid assets (HQLA)		78,869		76,472
2 Alternative liquid assets (ALA)		46,948		50,125
3 Reserve Bank of New Zealand (RBNZ) securities		4,601		5,872

Cash Outflows
4 Retail deposits and deposits from small business customers, of which:	233,942	21,398	234,425	21,512
5 Stable deposits	112,686	5,634	114,025	5,701
6 Less stable deposits	121,256	15,764	120,400	15,811

7 Unsecured wholesale funding, of which:	120,609	60,613	126,663	61,004
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	42,567	10,572	46,111	11,459
9 Non-operational deposits (all counterparties)	65,914	37,913	71,333	40,326
10 Unsecured debt	12,128	12,128	9,219	9,219

11 Secured wholesale funding		2		6

12 Additional requirements, of which:	198,647	26,569	199,825	26,170
13 Outflows related to derivatives exposures and other collateral requirements	10,368	10,368	9,084	9,084
14 Outflows related to loss of funding on debt products	34	34	650	650
15 Credit and liquidity facilities	188,245	16,167	190,091	16,436

16 Other contractual funding obligations	728	728	1,838	1,838
17 Other contingent funding obligations	44,213	3,981	45,746	4,166

18 Total cash outflows		113,291		114,696

Cash inflows
19 Secured lending (e.g. reverse repos)	5,345	-	4,790	-
20 Inflows from fully performing exposures	19,323	12,538	18,443	11,660
21 Other cash inflows	3,476	3,476	3,328	3,328
22 Total cash inflows	28,144	16,014	26,561	14,988

23 Total liquid assets		130,418		132,469
24 Total net cash outflows		97,277		99,708
25 Liquidity Coverage Ratio (%)		134%		133%
Number of data points used		63		64

[1]  Calculated as total liquid assets divided by total net cash outflows for 31 March 2019.

[2]  Calculated as a simple average of the daily observations over the 31 March 2019 quarter.

[3]  Calculated as a simple average of the daily observations over the 31 December 2018 quarter.

76 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Net stable funding ratio

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one year horizon. Westpac’s NSFR as at 31 March 2019 was 113%1 (31 December 2018 112%). Westpac maintains a buffer over the regulatory minimum of 100%.

	Unweighted value by residual maturity
31 March 2019	No	< 6 months	6 months	> 1 year	Weighted
$m	maturity		to < 1yr		value
Available Stable Funding (ASF) Item
1 Capital	72,156	-	-	6,880	79,036
2 Regulatory capital	72,156	-	-	6,880	79,036
3 Other capital instruments	-	-	-	-	-

4 Retail deposits and deposits from small business customers	212,643	113,406	721	307	301,464
5 Stable deposits	108,140	33,116	29	27	134,248
6 Less stable deposits	104,503	80,289	692	280	167,215

7 Wholesale funding	83,276	167,370	52,294	93,602	225,312
8 Operational deposits	43,312	-	-	-	21,656
9 Other wholesale funding	39,964	167,370	52,294	93,602	203,656

10 Liabilities with matching interdependent assets	-	-	-	-	-

11 Other liabilities	-	18,583	262	274	405
12 NSFR derivative liabilities		3,039
13 All other liabilities and equity not included in the above categories	-	15,544	262	274	405

14 Total ASF					606,217

Required Stable Funding (RSF) Item
15a) Total NSFR (High quality liquid assets - HQLA)					8,591
15b) Alternate Liquid Assets (ALA)					-
15c) Reserve Bank of New Zealand (RBNZ) securities					338

16 Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17 Performing loans and securities	759	63,249	37,206	584,212	479,947
18 Performing loans to financial institutions secured by Level 1 HQLA	713	4,387	-	-	1,152

19 Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	46	8,602	2,291	9,435	11,918

20 Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	43,527	27,847	131,598	147,268
21 With a risk weight of less than or equal to 35% under APS 112	-	206	5	1,385	1,006

22 Performing residential mortgages, of which:	-	6,137	6,366	439,198	315,606
23 With a risk weight equal to 35% under APS 112	-	5,601	5,784	382,117	266,438

24 Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	596	702	3,981	4,004

25 Assets with matching interdependent liabilities	-	-	-	-	-

26 Other assets:	11,610	16,703	454	16,744	35,052
27 Physical traded commodities, including gold	-				-
28 Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		1,418			1,206
29 NSFR derivative assets		5,535			2,496
30 NSFR derivative liabilities before deduction of variation margin posted		9,010			1,802
31 All other assets not included in the above categories	11,610	739	454	16,744	29,547

32 Off-balance sheet items		193,442			12,486

33 Total RSF					536,414

34 Net Stable Funding Ratio (%)					113.0%

[1] Calculated as total available stable funding divided by total required stable funding for 31 March 2019.

Westpac Group March 2019 Pillar 3 report | 77

Pillar 3 report Net stable funding ratio

	Unweighted value by residual maturity
31 December 2018	No	< 6 months	6 months	> 1 year	Weighted
$m	maturity		to < 1yr		value
Available Stable Funding (ASF) Item
1 Capital	72,183	-	-	7,156	79,339
2 Regulatory capital	72,183	-	-	7,156	79,339
3 Other capital instruments	-	-	-	-	-

4 Retail deposits and deposits from small business customers	214,357	108,653	698	314	298,701
5 Stable deposits	108,650	32,332	29	28	133,987
6 Less stable deposits	105,707	76,321	669	286	164,713

7 Wholesale funding	81,922	173,148	44,774	95,209	222,647
8 Operational deposits	42,107	-	-	-	21,054
9 Other wholesale funding	39,815	173,148	44,774	95,209	201,593

10 Liabilities with matching interdependent assets	-	-	-	-	-

11 Other liabilities	-	16,688	-	78	78
12 NSFR derivative liabilities		3,705
13 All other liabilities and equity not included in the above categories	-	12,983	-	78	78

14 Total ASF					600,765

Required Stable Funding (RSF) Item
15a) Total NSFR (High quality liquid assets - HQLA)					8,548
15b) Alternate Liquid Assets (ALA)					-
15c) Reserve Bank of New Zealand (RBNZ) securities					406

16 Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17 Performing loans and securities	358	56,133	40,108	584,204	481,172
18 Performing loans to financial institutions secured by Level 1 HQLA	315	1,337	-	-	448

19 Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	43	7,603	2,265	10,999	13,316

20 Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	40,411	30,427	133,759	148,829
21 With a risk weight of less than or equal to 35% under APS 112	-	21	172	1,422	1,021

22 Performing residential mortgages, of which:	-	5,954	6,317	432,588	311,837
23 With a risk weight equal to 35% under APS 112	-	5,399	5,728	374,280	261,212

24 Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	829	1,099	6,859	6,742

25 Assets with matching interdependent liabilities	-	-	-	-	-

26 Other assets:	11,671	17,244	473	16,171	34,486
27 Physical traded commodities, including gold	-				-
28 Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		1,389			1,181
29 NSFR derivative assets		6,255			2,550
30 NSFR derivative liabilities before deduction of variation margin posted		8,950			1,790
31 All other assets not included in the above categories	11,671	650	473	16,171	28,965

32 Off-balance sheet items		194,199			12,706

33 Total RSF					537,318

34 Net Stable Funding Ratio (%)					111.8%

78 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Operational risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines our approach to the:

●     identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

●     identification and escalation of operational risk incidents in order to mitigate potential financial loss, regulatory impacts and reputational damage that may impact shareholders, the community, and employees; and

●     calculation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRCC are supported by committees, including RISKCO, that monitor the Group’s operational risk profile and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Management (RCM) - The RCM process provides a structured approach both at a Divisional and Business Unit level for the identification, assessment and management of operational risks that could prevent us from meeting our strategic and business objectives.

Issue and Action Management - The Issue and Action Management process encompasses the identification and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the risk and control environment.

Incident Management - Incident management involves identifying operational risk incidents, capturing them in the  Group’s operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to mitigate any immediate impacts, address the root causes, and devise management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and, calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of severe but plausible loss events and is an input to the calculation of operational risk capital.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Controls Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

Westpac Group March 2019 Pillar 3 report | 79

Pillar 3 report Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. Westpac’s operational risk capital is based on three data sources:

•     Internal Loss Data – operational risk losses experienced by Westpac;

•     External Loss Data – operational risk losses experienced by other financial institutions; and

•     Scenario Data – potential losses from severe but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

$m	31 March 2019	30 September 2018	31 March 2018
Advanced measurement approach[1]	3,091	3,129	2,469
Standardised approach	-	-	-
Total capital required	3,091	3,129	2,469
Risk weighted assets	38,641	39,113	30,866

[1] Since 30 September 2018, includes a $600 million model overlay to approximate the standardised approach.

80 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Changes to the portfolio and transactional limits for Westpac’s direct equity investments are governed by various supporting policies and designated approval limits.  Where appropriate, the BRCC (under delegation from the Westpac Board) will consider and approve risks beyond management’s approval authority. The BRCC also approves the Equity Risk Management framework.

MARCO approves sub-limits of the BRCC approved Trading Book VaR limit for Financial Markets, Treasury, and BTFG. Any equity Trading Book activity is captured under these limits.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either at fair value through other comprehensive income (OCI), fair values through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

•      Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value.

•      The equity method of accounting is used for investments in Associates. Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

•      A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the MARCO approved VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

•      Investment exposures are reported annually to MARCO.

Westpac Group March 2019 Pillar 3 report | 81

Pillar 3 report Equity risk

Book value of equity exposures

	31 March	30 September	31 March
$m	2019	2018	2018
Listed equity exposures (publicly traded)	383	353	369
Unlisted equity exposures (privately traded)	98	217	311
Total book value of equity exposures	481	570	680

Gains/losses

	31 March	30 September	31 March
$m	2019	2018	2018
Cumulative realised gains (losses)	1	9	(2)

Total unrealised gains (losses) through profit & loss	(29)	(75)	-
Total unrealised gains (losses) through equity	-	-	(31)
Total latent revaluation gains (losses)	-	-	-

82 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval. A standardised calculation of credit spread risk is added to the VaR regulatory capital measure.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of ALCO and the Market Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a defined time horizon using defined scenarios for movements in wholesale market interest rates. The NII measurement framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. The interest rate scenarios modelled include those projected using 100 and 200 basis point shifts up and down from current market yield curves.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a defined basis point shock over a one year risk horizon. This limit is monitored by the Market Risk team.

VaR limit

The BRCC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Market Risk team. Additionally, the BRCC and the Market Risk team set structural risk limits to prevent undue concentration of risk

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Market Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC to provide transparency of material market risks and issues.

Westpac Group March 2019 Pillar 3 report | 83

Pillar 3 report Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2019	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(560.1)	518.4
NZD	18.6	(6.2)
USD	7.5	(11.5)
Total	(534.0)	500.7

30 September 2018	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(104.5)	122.4
NZD	(28.5)	31.6
USD	20.7	(29.7)
Total	(112.3)	124.3

31 March 2018	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(27.7)	51.4
NZD	(1.1)	0.5
USD	22.1	(31.7)
Total	(6.7)	20.2

VaR results for non-traded interest rate risk1

	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2019	2018	2018
High	31.8	30.8	57.0
Low	19.4	23.2	27.9
Average	23.2	28.4	36.5
Period end	30.8	23.2	29.0

Interest rate risk in the banking book regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2019	2018	2018
Total capital required	566	1,039	1,030
Risk weighted assets	7,076	12,989	12,875

1 IRRBB VaR includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes.

Westpac Group March 2019 Pillar 3 report | 84

Pillar 3 report Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

31 March 2019 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template

Assets
Cash and balances with central banks	19,486	(126)	19,360
Collateral paid	6,103	-	6,103
Due from subsidiaries	-	186	186
Derivative financial instruments	21,765	-	21,765
Trading securities	26,229	-	26,229
Investments in associates	115	-	115
Other financial assets designated at fair value	3,078	(240)	2,838
Investment securities	68,536	(68)	68,468
Loans	714,297	-	714,297
Life insurance assets	9,374	(9,374)	-
Other financial assets	6,444	(174)	6,270
Deferred tax assets	1,723	(13)	1,710	Table a
Goodwill and other intangible assets	11,850	(363)	11,487	Table b
Property, plant and equipment	1,200	-	1,200
Investments in life & general insurance, funds management & securitisation entities	-	1,522	1,522	Table c
Other assets	862	(313)	549
Total assets	891,062	(8,963)	882,099

Liabilities
Collateral received	1,889	-	1,889
Due to subsidiaries	-	1,026	1,026
Deposits and other borrowings	555,007	-	555,007
Other financial liabilities	29,013	(229)	28,784
Derivative financial instruments	23,384	-	23,384
Debt issues	188,759	-	188,759
Current tax liabilities	-	-	-
Deferred tax liabilities	-	-	-	Table a
Life insurance liabilities	7,503	(7,503)	-
Provisions	2,764	(30)	2,734
Loan Capital	16,736	-	16,736	Table d and e
Other liabilities	2,072	(884)	1,188
Total liabilities	827,127	(7,620)	819,507

Equity
Ordinary share capital	36,351	-	36,351	Row 1
Treasury shares and RSP treasury shares	(557)	-	(557)	Table f
Reserves	1,141	(55)	1,086	Table g
Retained Profit	26,949	(1,289)	25,660	Row 2
Non-controlling interest	51	3	54
Total equity	63,935	(1,341)	62,594

Westpac Group March 2019 Pillar 3 report | 85

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	31 March 2019	Capital Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,710
Deferred tax asset adjustment before applying prescribed thresholds	1,710	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,710)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	31 March 2019	Capital Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,487
Less: Capitalised Software Disclosed Under Intangibles	(1,881)	Row 9
Total per Capital Disclosure Template - Goodwill	9,606	Row 8

$m	31 March 2019	Capital Disclosure Template Reference
Table c
Equity Investments
Significant Investment in financial entities	386
Equity Investments in non-consolidated subsidiaries	1,522
Total Significant Investment in financial entities	1,908	Row 73
Non-significant Investment in financial entities	24	Row 72
Total Investments in financial institutions	1,933	Row 26d
Investment in commercial entities	71	Row 26g
Total Equity Investments before applying prescribed threshold	2,004
Less: Amounts below prescribed threshold	(2,004)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	31 March 2019	Capital Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	16,736
Less: Tier 2 Capital Instruments Reported Below	(7,612)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	60
Less: Fair Value Adjustment[2]	32
Total per Capital Disclosure Template - Tier 1 Capital	9,216	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes 2	1,311
Westpac Capital Notes 3	1,324
Westpac Capital Notes 4	1,702
Westpac Capital Notes 5	1,690
Westpac Capital Notes 6	1,423
SEC Registered Capital Securities	1,766
Total Basel III complying instruments	9,216	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	9,216	Row 36

1      Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

2      For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

86 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	31 March 2019	Capital Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	7,612
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	14
Less: Fair Value Adjustment[2]	12
Less: Cumulative amortisation of Tier 2 Capital Instruments	-
Less: Basel III transitional adjustment	-	Row 56c
Provisions	66	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	7,704	Row 51

Tier 2 Capital included in Regulatory Capital
CNY1,250 million Westpac Subordinated Notes	262
AUD350 million Westpac Subordinated Notes	350
SGD325 million Westpac Subordinated Notes	338
USD100 million Westpac Subordinated Notes	141
AUD700 million Westpac Subordinated Notes	700
JPY20,000 million Westpac Subordinated Notes	255
JPY10,200 million Westpac Subordinated Notes	130
JPY10,000 million Westpac Subordinated Notes	127
AUD175 million Westpac Subordinated Notes	175
NZD400 million Westpac Subordinated Notes	383
USD1,500 million Westpac Subordinated Notes	2,107
JPY8,000 million Westpac Subordinated Notes	102
JPY13,500 million Westpac Subordinated Notes	172
JPY12,000 million Westpac Subordinated Notes	153
HKD 600 million Westpac Subordinated Notes	108
AUD350 million Westpac Subordinated Notes	350
AUD185 million Westpac Subordinated Notes	185
AUD250 million Westpac Subordinated Notes	250
AUD130 million Westpac Subordinated Notes	130
AUD725 million Westpac Subordinated Notes II	725
Total Basel III complying instruments	7,143	Row 46

USD352 million Perpetual Floating Rate Notes	495
Total Basel III non complying instruments	495
Less: Basel III transitional adjustment	-	Row 85
Total Basel III non complying instruments after transitional adjustment	495	Row 47
Provisions	66	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	7,704	Row 51

$m	31 March 2019	Capital Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(557)
Less: Treasury Shares not included for Level 2 Regulatory Capital	(14)
Total per Capital Disclosure Template - Treasury Shares	(571)	Row 26a

$m	31 March 2019	Capital Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	1,086
Less: Share Based Payment Reserve not included within capital	(79)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income	1,007	Row 3

1      Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

2      For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

Westpac Group March 2019 Pillar 3 report | 87

Pillar 3 report Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		31 March 2019	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	36,351
2	Retained earnings	25,660
3	Accumulated other comprehensive income (and other reserves)	1,007	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	54
6	Common Equity Tier 1 capital before regulatory adjustments	63,072
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(9,606)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,881)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	204
12	Shortfall of provisions to expected losses	(1,148)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(65)
15	Defined benefit superannuation fund net assets	(66)
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(5,830)
26a	of which: treasury shares	(571)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	234
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(1,933)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,710)	Table a
26f	of which: capitalised expenses	(1,778)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(71)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(1)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(18,392)
29	Common Equity Tier 1 Capital (CET1)	44,680

88 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		31 March 2019	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	9,216	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	9,216	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	9,216	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	9,216	Table d
45	Tier 1 Capital (T1=CET1+AT1)	53,896
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	7,143	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	495	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	66	Table e
51	Tier 2 Capital before regulatory adjustments	7,704	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(53)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(53)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-
57	Total regulatory adjustments to Tier 2 capital	(243)
58	Tier 2 capital (T2)	7,461
59	Total capital (TC=T1+T2)	61,357
60	Total risk-weighted assets based on APRA standards	419,819

Westpac Group March 2019 Pillar 3 report | 89

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		31 March 2019	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	10.6%
62	Tier 1 (as a percentage of risk-weighted assets)	12.8%
63	Total capital (as a percentage of risk-weighted assets)	14.6%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	8.0%
65	of which: capital conservation buffer requirement[1]	3.5%
66	of which: ADI-specific countercyclical buffer requirements	0.0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	10.6%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.5%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.0%
71	National total capital minimum ratio (if different from Basel III minimum)	8.0%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	24	Table c
73	Significant investments in the ordinary shares of financial entities	1,908	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,710	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	66	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	220
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	2,036
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	1,672
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	1,706
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

31 March 2019 $m	Exposure at default	Risk Weighted Assets[2]	Jurisdictional buffer	ADI-specific buffer
Denmark	42	17	0.500%	0.00002%
Hong Kong	4,363	1,686	2.500%	0.01157%
Norway	7	17	2.000%	0.00009%
Sweden	1	5	2.000%	0.00003%
United Kingdom	7,348	2,513	1.000%	0.00690%
Other	1,018,055	360,073	0.000%	0.00000%
Total	1,029,817	364,310		0.01861%

Total Risk Weighted Asset				419,819
Countercyclical capital buffer				78

1 Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.

2 Represents total private sector (excludes Banks and Sovereigns) credit and specific market risk weighted assets.

90 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Americas Inc.
1925 (Commercial) Pty Limited	Westpac Capital-NZ-Limited
1925 (Industrial) Pty Limited	Westpac Debt Securities Pty Limited
Belliston Pty Limited	Westpac Direct Equity Investments Pty Limited
Bill Acceptance Corporation Pty Limited	Westpac Equity Investments NZ Limited
Capital Finance Australia Limited	Westpac Finance (HK) Limited
CBA Limited	Westpac Financial Holdings Pty Limited
Challenge Limited	Westpac Group Investment-NZ-Limited
Mortgage Management Pty Limited	Westpac Holdings-NZ-Limited
Partnership Pacific Pty Limited	Westpac Investment Capital Corporation
Partnership Pacific Securities Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
Pashley Investments Pty Limited	Westpac Investment Vehicle Pty Limited
Sallmoor Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac New Zealand Group Limited
St.George Business Finance Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Custodial Pty Limited	Westpac Overseas Holdings Pty Limited
St.George Equity Finance Limited	Westpac Properties Limited
St.George Finance Holdings Limited	Westpac Securitisation Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Structured Products Limited
Value Nominees Pty Limited	Westpac TPS Trust
Westpac Administration 2 Pty Limited	Westpac Unit Trust
Westpac Administration Pty Limited	Westpac USA Inc.

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Capital Finance (NZ) Limited
Altitude Administration Pty Limited	Capital Finance New Zealand Limited
Altitude Rewards Pty Limited	Capital Fleetlease Limited
Aotearoa Financial Services Limited	Capital Motor Finance Limited
Ascalon Funds Seed Pool Trust	Capital Rent Group Limited
BT (Queensland) Pty Limited	Crusade ABS Series 2015-1 Trust
BT Australia Pty Limited	Crusade ABS Series 2016-1 Trust
BT Financial Group (NZ) Limited	Crusade ABS Series 2017-1 Trust
BT Financial Group Pty Limited	Crusade ABS Series 2017-1P Trust
BT Securities Limited	Crusade ABS Series 2018-1P Trust
Capital Corporate Finance Limited	Crusade Management Limited

Westpac Group March 2019 Pillar 3 report | 91

Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 2 Entities (Continued)

Crusade Trust No.2P of 2008	Westpac (NZ) Investments Limited
Danaby Pty Limited	Westpac Administration 3 Pty Limited
General Credits Pty Limited	Westpac Administration 4 Pty Limited
Hastings Management Pty Limited	Westpac Altitude Rewards Trust
Net Nominees Limited	Westpac Asian Lending Pty Limited
Number 120 Limited	Westpac Bank-PNG-Limited
Oniston Pty Limited	Westpac Capital Markets Holding Corp.
Pendal Short Term Income Fund	Westpac Capital Markets LLC
Qvalent Pty Limited	Westpac Cash PIE Fund
RAMS Financial Group Pty Limited	Westpac Covered Bond Trust
RMS Warehouse Trust 2007-1	Westpac Equity Holdings Pty Limited
Seed Pool Trust No. 2	Westpac Europe Limited
Series 2008-1M WST Trust	Westpac Financial Consultants Limited
Series 2009-1 WST Trust	Westpac Financial Services Group Limited
Series 2011-1 WST Trust	Westpac Financial Services Group-NZ-Limited
Series 2011-2 WST Trust	Westpac Global Capital Markets Pty Limited
Series 2011-3 WST Trust	Westpac Investment Vehicle No.3 Pty Limited
Series 2012-1 WST Trust	Westpac New Zealand Limited
Series 2013-1 WST Trust	Westpac Notice Saver PIE Fund
Series 2013-2 WST Trust	Westpac NZ Covered Bond Holdings Limited
Series 2014-1 WST Trust	Westpac NZ Covered Bond Limited
Series 2014-2 WST Trust	Westpac NZ Operations Limited
Series 2015-1 WST Trust	Westpac NZ Securitisation Holdings Limited
Series 2019-1 WST Trust	Westpac NZ Securitisation Limited
SIE-LEASE (Australia) Limited	Westpac NZ Securitisation No.2 Limited
SIE-LEASE (New Zealand) Pty Limited	Westpac Securities Limited
St.George Commercial Credit Corporation Limited	Westpac Securities NZ Limited
St.George Finance Limited	Westpac Securitisation Management Pty Limited
St.George Motor Finance Limited	Westpac Singapore Limited
The Home Mortgage Company Limited	Westpac Syndications Management Pty Limited
W2 Investments Pty Limited	Westpac Term PIE Fund

92 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Securitor Financial Group Limited
Asgard Capital Management Limited	St.George Life Limited
Asgard Wealth Solutions Limited	Sydney Capital Corporation Inc.
BT Funds Management (NZ) Limited	Waratah Receivables Corporation Pty Limited
BT Funds Management Limited	Waratah Securities Australia Limited
BT Funds Management No.2 Limited	Westpac Custodian Nominees Pty Limited
BT Portfolio Services Limited	Westpac Databank Pty Limited
BT Private Nominees Pty Limited	Westpac Financial Services Limited
eQR Securities Pty. Limited	Westpac General Insurance Limited
Hastings Funds Management Limited	Westpac General Insurance Services Limited
Hastings Investment Management Pty Ltd	Westpac Lenders Mortgage Insurance Limited
Magnitude Group Pty Limited	Westpac Life Insurance Services Limited
Pendal Long Term Income Fund	Westpac Life-NZ-Limited
Planwise AU Pty Ltd	Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Reinventure Fund II I.L.P	Westpac Nominees-NZ-Limited
Reinventure Fund III I.L.P	Westpac RE Limited
Reinventure Fund, I.L.P.	Westpac Securities Administration Limited
Reinventure Special Purpose Investment Unit Trust	Westpac Superannuation Nominees-NZ-Limited

Westpac Group March 2019 Pillar 3 report | 93

Pillar 3 report Appendix III | Level 3 entities’ assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2019		Liabilities (excluding
$m	Total Assets	equity)
a) Securitisation
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	1	1
Waratah Securities Australia Limited	-	-

b) Insurance, funds management and other
Advance Asset Management Limited	64	31
Asgard Capital Management Limited	31	7
Asgard Wealth Solutions Limited	25	6
BT Funds Management (NZ) Limited	74	24
BT Funds Management Limited	306	263
BT Funds Management No.2 Limited	11	2
BT Portfolio Services Limited	93	20
BT Private Nominees Pty Limited	7	2
eQR Securities Pty. Limited	-	-
Hastings Funds Management Limited	-	-
Hastings Investment Management Pty Ltd	-	-
Magnitude Group Pty Limited	15	11
Pendal Long Term Income Fund	459	459
Planwise AU Pty Ltd	9	2
Reinventure Fund II I.L.P	28	-
Reinventure Fund III I.L.P	8	-
Reinventure Fund, I.L.P.	85	7
Reinventure Special Purpose Investment Unit Trust	3	-
Securitor Financial Group Limited	14	11
St.George Life Limited	16	-
Westpac Custodian Nominees Pty Limited	-	-
Westpac Databank Pty Limited	-	-
Westpac Financial Services Limited	13	4
Westpac General Insurance Limited	861	708
Westpac General Insurance Services Limited	59	5
Westpac Lenders Mortgage Insurance Limited	1,032	730
Westpac Life Insurance Services Limited	9,811	8,224
Westpac Life-NZ-Limited	189	(29)
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	8	1
Westpac Securities Administration Limited	13	6
Westpac Superannuation Nominees-NZ-Limited	-	-

94 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	31 March	30 September	31 March
$m	2019	2018	2018
Provisions associated with eligible portfolios
Total provisions for impairment charges	3,997	3,053	3,165
plus general reserve for credit losses adjustment	-	356	339
plus provisions associated with partial write-offs	94	101	82
less ineligible provisions[1]	(79)	(80)	(79)
Total eligible provisions	4,012	3,430	3,507
Regulatory expected downturn loss	5,160	4,742	4,699
Shortfall in eligible provisions compared to regulatory expected downturn loss	(1,148)	(1,312)	1,192
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(1,148)	(1,312)	(1,192)

[1]  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[2]  Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 30 September 2018, there was no excess of eligible provisions compared to regulatory expected loss for defaulted exposures (31 March 2018: nil).

Westpac Group March 2019 Pillar 3 report | 95

Pillar 3 report Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●     Capital instruments under Attachment B of APS330; and

●     The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	85
Paragraph 13		Level 3 entities’ assets and liabilities	94
Paragraph 49		Summary leverage ratio	20

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	88

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	18
	(f)	Westpac’s capital adequacy ratios	17
		Capital adequacy ratios of major subsidiary banks	17

Table 4: Credit risk	(a)	Exposure at Default by major type	31
	(b)	Impaired and past due loans by portfolio	38
	(c)	General reserve for credit losses	29

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	65
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	66
		Trading book summary of on and off-balance sheet securitisation by exposure type	69

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	18
	(g)	Westpac’s capital adequacy ratios	17
		Capital adequacy ratios of major subsidiary banks	17
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	31
	(c)	Exposure at Default by geography	36
	(d)	Exposure at Default by industry classification	33
	(e)	Exposure at Default by residual contractual maturity	37
	(f)	Impaired and past due loans by industry classification	39
	(g)	Impaired and past due loans by geography	40
	(h)	Movement in provisions for impairment charges	30
	(h)	Loan impairment provisions	29
	(i)	Exposure at Default by measurement method	31
	(j)	General reserve for credit losses	29
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	41
		Property finance	42
		Project finance	43

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

96 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Appendix V | APS330 quantitative requirements

Westpac Group March 2019 Pillar 3 report | 97

Pillar 3 report Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	72
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	73
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	82
	(d) to (e)	Gains/losses	82
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	84
	(b)	Capital requirement	84

Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	20
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	21

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	76
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	77

Attachment G2
Table 21: Remuneration disclosure requirements	(g)	Governance structure	NA
	(h)	Quantitative Disclosures	NA
	(i)	Deferred remuneration	NA
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	NA

[1] Equity exposures are not risk weighted at Level 2. [2] Remuneration disclosure is an annual reporting requirement under APS330.

98 | Westpac Group March 2019 Pillar 3 report

Pillar 3 report Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS compound annual growth rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

●     the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

●     the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External credit assessment institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

Westpac Group March 2019 Pillar 3 report | 99

Pillar 3 report Glossary

External Rating Based Approach (ERBA)	Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness.
Facilities 90 days or more past due date not impaired

Includes facilities where:

●     contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or

●     an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

●     the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired exposures

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

●     facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

●     non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

●     restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

●     other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

●     any other facilities where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Pillar 3 report Glossary

Internal ratings-based approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.

Leverage ratio

The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.

Liquidity coverage ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Net Stable Funding Ratio (NSFR)

The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.

Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

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Pillar 3 report Glossary

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default.  In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)

APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”

Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR (SVaR)	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory Formula Approach (SFA)

The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital.

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Pillar 3 report Glossary

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 March 2019	30 September 2018	31 March 2018
USD	0.7092	0.7218	0.7670
GBP	0.5425	0.5520	0.5445
NZD	1.0439	1.0919	1.0650
EUR	0.6313	0.6206	0.6220

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Pillar 3 report Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●     regulatory investigations, and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

●     internal and external events which may adversely impact Westpac’s reputation;

●     information security breaches, including cyberattacks;

●     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●     market volatility, including uncertain conditions in funding, equity and asset markets;

●     adverse asset, credit or capital market conditions;

●     an increase in defaults in credit exposures because of a deterioration in economic conditions;

●     the conduct, behaviour or practices of Westpac or its staff;

●     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●     market liquidity and investor confidence;

●     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●     the effects of competition, including from established providers of financial services and from non-financial service entities in the geographic and business areas in which Westpac conducts its operations;

●     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●     the incidence or severity of Westpac insured events;

●     the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●     changes to the value of Westpac’s intangible assets;

●     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●     the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and

●     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac refer to ‘Risk factors’ in Westpac’s 2019 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

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